Exhibit 10.1

PURCHASE AGREEMENT

by and between

DYNEGY INC.

and

ROCKINGHAM POWER, L.L.C.

as Sellers,

and

DUKE POWER COMPANY LLC d/b/a Duke Energy Carolinas, LLC

as Purchaser

May 21, 2006

i

ii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into effective as of May 21, 2006 (the “Effective Date”), by and between DYNEGY INC., an Illinois corporation (“Dynegy”), ROCKINGHAM POWER, L.L.C., a Delaware limited liability company (“Rockingham”), and DUKE POWER COMPANY LLC d/b/a Duke Energy Carolinas, LLC, a North Carolina limited liability company (“Purchaser”). Dynegy and Rockingham are also each referred to herein individually as a “Seller” and collectively as the “Sellers.” Dynegy and Rockingham, on one hand, and Purchaser, on the other hand, are also each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Rockingham owns an electric generation plant in Rockingham County, North Carolina.

Dynegy owns indirectly all the outstanding membership interests in Rockingham.

Purchaser desires to purchase Rockingham’s electric generation plant and substantially all of the other assets of Rockingham and to assume certain obligations and liabilities in connection therewith.

The Parties have determined to set forth in this Agreement the terms and conditions of their agreements regarding the foregoing.

AGREEMENTS

For and in consideration of the Recitals set forth above, the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS; USAGE

Section 1.1 Definitions. Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1.

“Absentee List” has the meaning given to it in Section 4.6(c).

“Acceptable Disposition” shall have the meaning given to it in Section 4.1.1(d).

“Affiliate” of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Purchase Agreement by and between Sellers and Purchaser, as amended from time to time.

“Assignment Agreements” has the meaning given to it in Section 2.4.1(a)(i).

“Assumed Agreements” means the agreements and obligations that are listed on Schedule 1.1(a) attached hereto, as the same may be updated at Closing pursuant to Section 2.4.1; provided, however, that the Capacity Contracts shall be deemed Assumed Agreements only in accordance with the terms of Section 4.1.1(d).

“Assumed Liabilities” has the meaning given to it in Section 2.1.2.

“Bill of Sale” has the meaning given to it in Section 2.4.1(b)(i).

“Business” means the business of owning the Site and the Facility, maintaining and operating the Facility and generating electric energy and ancillary services from the Facility, but shall not include fuel procurement or power marketing activities.

“Business Day” means any day except Saturday, Sunday or a weekday that banks in Charlotte, North Carolina or New York, New York are closed.

“Capacity Contracts” means (i) Confirmation Letter, dated June 28, 2004, pursuant to that certain ISDA Master Agreement, dated November 13, 2003, by and between Morgan Stanley Capital Group, Inc. and Dynegy Power Marketing, Inc., as amended by that certain First Amendment Agreement, dated as of June 16, 2004, by that certain Second Amendment Agreement, dated as of July 29, 2004, by that certain Third Amendment Agreement, dated as of August 8, 2005, by that certain Amendment Agreement Adopting the Conversion Convention for an INTO AEP Product, dated September 28, 2004, and by that certain Fourth Amendment Agreement, dated December 1, 2005 (hereinafter, the “Morgan Stanley ISDA Master Agreement”), (ii) Confirmation Letter, dated June 21, 2005, pursuant to the Morgan Stanley ISDA Master Agreement, (iii) Master Power Purchase and Sale Agreement Confirmation Letter, dated January 16, 2004, pursuant to that certain EEI Master Power Purchase and Sale Agreement, dated May 29, 2001, by and between North Carolina Municipal Power Agency 1 and Dynegy Power Marketing, Inc. (hereinafter, the “NCMPA1 EEI Master Agreement”) and (iv) Master Power Purchase and Sale Agreement Confirmation Letter, dated May 7, 2002, as amended by that certain Amendment No. 1 to the Master Power Purchase and Sales Agreement Confirmation Letter, dated July 12, 2002, and by that certain Amendment No. 2 to the Master Power Purchase and Sales Agreement Confirmation Letter, dated August 19, 2005, pursuant to the NCMPA1 EEI Master Agreement; provided that in no event shall “Capacity Contracts” be deemed to include the Morgan Stanley ISDA Master Agreement or the NCMPA1 EEI Master Agreement.

“Closing” has the meaning given to it in Section 2.4.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consumables” means any and all of the following items intended to be consumed in the operation of the Business or needing regular periodic replacements at the Facility in the ordinary course of the operation of the Business: fuel oil, lubricants, chemicals, fluids, lubricating oils, filters, seals, gaskets and other similar expendable materials; maintenance, shop and office supplies; and all other expendable materials, supplies and other items consumed at the Facility in the ordinary course of the operation of the Business.

“Control” of any Person means the possession, directly or indirectly, of the power either to (a) vote more than fifty percent (50%) of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise.

“Curative Period” has the meaning given to it in Section 4.1.1(b).

“Deed” has the meaning given to it in Section 2.4.1(b)(v).

“Default Rate” has the meaning given to it in Section 12.2.

“Duke-Related Termination Agreement” has the meaning given to it in Section 2.4.1(a)(iii).

“Dynegy” has the meaning given to it in the preamble to this Agreement.

“Dynegy Benefit Plans” has the meaning given it in Section 4.6(e).

“Dynegy Power Marketing” means Dynegy Power Marketing, Inc., a wholly owned indirect subsidiary of Dynegy.

“Easement” means the 60’ access easement shown on plat of survey for Dynegy Power Corporation, New Bethel Township, Rockingham County, North Carolina, dated July 17, 1998, by C.E. Robertson and Associates, R.L.S., Eden NC.

“Effective Date” has the meaning given to it in the preamble to this Agreement.

“Emissions Allowances” means an authorization by a state or federal regulatory agency, as authorized by laws and regulations applicable to the Facility, to emit a specified amount of air pollutant under an emissions budget trading program. This specifically includes the definition of SO2 and NOx allowances under the Federal Acid Rain program (40 CFR 72), the NOX Budget Trading Program (40 CFR 96), the CAIR NOx Trading Program (40 CFR 96 Subpart AA), and the CAIR SO2 Trading Program (40 CFR 96 Subpart AAA), and any approved regulations implementing these provisions as adopted by the NC State Implementation Plan.

“Employee Transition Date” has the meaning given to it in Section 4.6(a).

“Employees” has the meaning given to it in Section 3.1.16.

“Environmental Condition” means any Release or threat of a Release of a Hazardous Material into the environment at, from or with the respect to the Facility, the Real Property or the Site (wherever migrating), in each case for which there is a Remediation requirement under Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f through 300j; N.C. Gen. Stat. § 130A-310.1 et seq.; N.C. Gen. Stat. § 143-214.1 et seq.; N.C. Gen. Stat. § 143-215.1 et seq.; N.C. Gen. Stat. § 143-215.81 et seq.; N.C. Gen. Stat. § 143-215.94A et seq.; N.C. Gen. Stat. § 130A-309.15 et seq.; N.C. Gen. Stat. § 130A-310.9 et seq.; and all other applicable statutes or regulations that govern the management of Hazardous Materials or the environment and all amendments thereto and those regulations implementing any of the foregoing.

“Equipment Warranties” means any and all agreements of manufacturers, assemblers, overhaulers, refurbishers, sellers or any other Person, whether provided in connection with the purchase of equipment or entered into independently of such purchase, under which such Person agrees to repair, maintain or furnish parts or supplies with respect to any Materials and Equipment, other than any Excluded Assets.

“Excluded Assets” has the meaning given to it in Section 2.1.3.

“Excluded Liabilities” has the meaning given to it in Section 2.1.4.

“Facility” means the simple-cycle electric generating facility consisting of five combustion turbine generators, together with the pipeline interconnections, electrical connections (including but not limited to all of Customer’s Interconnection Facilities as defined in the Interconnection and Operating Agreement) and all other related equipment and other associated property located adjacent to or within the Site, other than equipment and improvements owned by utilities providing services to the Site and the fuel pipeline interconnection and power transmission interconnection equipment and improvements owned by the pipeline and power transmission line operations.

“Facility Books and Records” means all books, records, files, documents, instruments, papers, journals, deeds, licenses, supplier lists, contractor and subcontractor lists, computer files and programs, retrieval programs, environmental samples, monitoring and studies, chemical inventories, operating data, purchase orders, safety and maintenance manuals, operations manuals, engineering or design plans, blue prints and as-built plans, drawings, specifications, test reports, quality documentation and reports, Maximo and PI records and reports, process and instrumentation diagrams, CEMS activity logs, regulatory correspondence (to the extent located at the Facility), hazardous waste disposal records, procedures and similar items relating to the construction, ownership, operation or maintenance of the Facility, whether in electronic or physical form, owned by and in the Sellers’ possession or control on the Effective Date or subsequently acquired or obtained by Sellers prior to Closing, other than those relating to Employees, fuel procurement or power marketing and the accounting books and records of Rockingham or Dynegy.

“Facility Intellectual Property” has the meaning given to it in Section 3.1.18.

“Facility Permits” has the meaning given to it in Section 3.1.13.

“Federal Power Act” means the Federal Power Act of 1935, as amended, and the regulations thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approvals” means the FERC 203 Approval, the FERC Capacity Contract Assignment Approval and the FERC Jurisdictional Agreement Termination Approval.

“FERC 203 Approval” means the order issued by FERC under section 203 of the Federal Power Act that approves Purchaser’s acquisition of the Facility and related FERC jurisdictional assets and Sellers’ divestiture of the Facility and related FERC jurisdictional assets as contemplated by this Agreement, but without the requirement for the expiration of any applicable rehearing or appeal period.

“FERC Capacity Contract Assignment Approval” means the order issued by FERC under the Federal Power Act that approves, contingent upon Closing, the assignment by Dynegy Power Marketing to Purchaser and the assumption by Purchaser of all of Dynegy Power Marketing’s obligations under the Capacity Contracts from and after Closing and that authorizes Purchaser to sell power under the Capacity Contracts, but without the requirement for the expiration of any applicable rehearing or appeal period.

“FERC Jurisdictional Agreement Termination Approval” means the order issued by FERC under the Federal Power Act that approves, contingent upon Closing, the termination of the FERC Jurisdictional Agreements effective as of Closing, but without the requirement for the expiration of any applicable rehearing or appeal period.

“FERC Jurisdictional Agreements” means (i) the Interconnection and Operating Agreement, (ii) Rockingham Power, L.L.C. Tariff for Emergency Redispatch Service, Designated Rate Schedule FERC No. 1, and (iii) Agreement Between Rockingham Power, L.L.C. and Duke Energy Corporation for the Provision of Reactive Power Supply and Voltage Control from Generation Sources Service by Rockingham Power, L.L.C., and Designated Rate Schedule FERC No. 4.

“First Reported Day” has the meaning given to it in Section 4.6(d).

“Former Tax Parent” means Dry Creek Power, Inc., a Delaware corporation.

“Good Operating Practices” means the practices, methods, and acts engaged in by a significant portion of the independent electric power generation industry in North America during the relevant time period that, in the exercise of reasonable judgment by those Persons engaged in or approving such practices, methods and acts, in the light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Operating Practices does not require the use of the optimum practice, method or act, but only requires the use of those practices, methods or acts generally accepted by the independent electric power generation industry in North America.

“Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof) with jurisdiction over the operation of the Facility.

“Hazardous Materials” means any substance or material defined under Environmental Law as “petroleum,” “oil,” a “hazardous substance,” “toxic substance,” “regulated substance,” “hazardous material,” “solid waste” or “hazardous waste” including by reason of ignitability, corrosivity, reactivity or toxicity as defined by Environmental Law.

“Hired Employees” has the meaning given to it in Section 4.6(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Identified Environmental Liabilities” shall mean Liabilities based upon or arising from those facts, circumstances, or events that evidence noncompliance or violations of Environmental Law or other Liabilities arising under Environmental Law or indicating the presence of Environmental Conditions or Remediation obligations that are disclosed on Sellers’ Disclosure Schedule or are identified in the written report embodying the results of the Phase I Environmental Assessment (and any Phase II Work) to be commissioned by the Parties pursuant to Section 4.1.1(c); provided, however, that Identified Environmental Liabilities shall not in any event include any Liability that constitutes a breach of any representation or warranty set forth in Section 3.1.15, without giving effect to any supplementing of the Sellers’ Disclosure Schedule that Purchaser has not waived pursuant to Section 4.8.3.

“Indemnification Cap Amount” has the meaning given to it in Section 7.4.1.

“Indemnified Party” has the meaning given to it in Section 7.3.1.

“Indemnifying Party” has the meaning given to it in Section 7.3.1.

“Intellectual Property” means patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software (whether in source code or object code form); information technology and information systems; technology, trade secrets or other confidential information, equipment, know-how, proprietary processes, formulae, algorithms, models, or methodologies.

“Interconnection and Operating Agreement” means the Interconnection and Operating Agreement by and between Rockingham Power, L.L.C. and Duke Electric Transmission, a Division of Duke Energy Corporation, Designated Substitute First Service Agreement No. 170 under Duke Energy Corporation FERC Electric Tariff Second Revised Volume No. 4.

“Knowledge” or any similar phrase in this Agreement means (i) in the case of Sellers, the actual knowledge of those Persons listed in Section 3.1 of Sellers’ Disclosure Schedule, and (ii) in the case of Purchaser, the actual knowledge of Purchaser’s officers and employees listed in Section 3.2 of Purchaser’s Disclosure Schedule; provided, however, a Party shall be deemed to have Knowledge of a matter of which such Party has received written notice.

“Law” means any statute, law, treaty, rule, code, common law, ordinance, regulation, permit, certificate or binding order of any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.

“Liability” means any indebtedness, obligation and other liability, including without limitation, strict liability whether arising under Law or Environmental Law or otherwise, of a Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

“Lien” means any pledge, deed of trust, mortgage, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security grant, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect in any relevant jurisdiction or comparable law of any jurisdiction, domestic or foreign, and any other lease, and any easement, restriction, condition, covenant, right-of-way or other encumbrance or title exception.

“Lien Releases” means such UCC termination statements and release of lien instruments in recordable form as may be necessary to evidence, effective on or before Closing, the termination and release of any and all financing statements, security agreements, deeds of trust or mortgages which encumber the Purchased Assets and which secure indebtedness of Sellers or their Affiliates as at Closing.

“Loss” means any damage, fine, penalty, loss or expense (including cost of investigation and reasonable attorneys’ fees), whether or not involving a third-party claim.

“LTD Determination Date” has the meaning given to it in Section 4.6(d).

“Material Adverse Effect” means (a) a material adverse effect on (i) the assets, operation or condition of the Facility, the Purchased Assets or the Business, or (ii) the ability of Sellers to perform their obligations under, or the validity or enforceability of this Agreement or any of the other Transaction Agreements or the Transco Interconnect Agreement; or (b) any other adverse condition, restriction or burden that imposes a material cost on Purchaser’s ownership or operation of the Facility or conduct of the Business (materiality to be determined in the context of the transactions contemplated by this Agreement taken as a whole); provided, however, that the term Material Adverse Effect shall not include (i) any change to the extent such change results from changes in general international, national, regional or local economic, financial or market conditions, including, but not limited to, (w) changes in the availability or cost of natural gas or other fuels, (x) changes in the availability or cost of transportation of natural gas or other fuel, (y) changes in the availability or cost of power transmission, or (z) the market prices for electricity, electric generating capacity or ancillary services, and/or (ii) Purchaser’s inability to obtain regulatory approval for inclusion of the cost of the Facility in retail rates.

“Materials and Equipment” means all equipment, including five 501F Siemens-Westinghouse combustion turbine generators, machinery, tools, parts, materials, supplies, inventory, apparatus, Consumables and other tangible personal property owned or leased by Rockingham and required or used by Sellers in connection with Rockingham’s operation or maintenance of the Facility.

“NCUC” means the North Carolina Utilities Commission.

“NCUC Approvals” means final orders issued by the NCUC that: (i) approve the transfer by Rockingham to Purchaser of the existing Certificate of Public Convenience and Necessity held by Rockingham, and (ii) grant to Purchaser a Certificate of Public Convenience and Necessity with respect to Purchaser’s acquisition of the Facility, a simple-cycle electric generating facility consisting of five combustion turbine generators reflecting a nominal rating of not less than 800-megawatts, as contemplated by this Agreement, but without the requirement for the expiration of any applicable rehearing or appeal period, and without regard to whether such final orders include any approval of any valuation, accounting treatment, or any regulatory determination about the inclusion of the cost of Facility in retail rates.

“Objectionable Survey Matters” has the meaning given to it in Section 4.1.1(b).

“Objectionable Title Matters” has the meaning given to it in Section 4.1.1(b).

“Overlap Period” has the meaning given to it in Section 8.4.

“Overlap Period Taxes” has the meaning given to it in Section 8.4.

“Party” or “Parties” has the meaning given to it in the preamble to this Agreement.

“Permits” means permits, licenses, approvals, certificates, and other authorizations of any Governmental Authority.

“Permitted Liens” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of the Business, in each case that are not material in amount or effect on the Facility or the Business or are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes, assessments and other governmental charges that are not due or payable or are being contested in good faith by appropriate proceedings; (iii) those exceptions to title to the Real Property set forth on Schedule 1.1(b), (iv) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants running with the land, rights-of-way, rights of re-entry, restrictions or other similar encumbrances, conditions or restrictions that would be disclosed on current title reports or surveys, that do not, individually or in the aggregate with one or more other Liens, interfere in any material respect with the right or ability to own, use, enjoy or operate such real property as currently used or operated or to convey good and indefeasible fee simple title to the same or materially detract from the value of such Real Property for similar use as that used by Seller at the Effective Date, and (B) zoning, building, subdivision or other similar requirements or restrictions: provided, however, that the same are not violated in any material respect by the existing improvements or the current use and operation of the Facility; and (v) any consensual Lien that secures indebtedness of the Sellers but only to the extent such Lien shall be discharged and released in full at Closing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of legal entity.

“Phase I Environmental Assessment” means a Phase I environmental assessment that complies with ASTM standard E1527-05 (or its predecessor standards) and/or the federal All Appropriate Inquiries Rule (40 CFR Part 312) promulgated by the United States Environmental Protection Agency.

“Post-Closing Goods and Services” has the meaning given to it in Section 2.5.5.

“Pre-Closing Environmental Liabilities” means all Liabilities, other than Identified Environmental Liabilities, for Remediation or Environmental Conditions created, arising from, or occurring as the result of activities conducted or conditions existing at or with respect to the Site, the Facility or the Business prior to the Closing, to the extent the same (i) arise under Environmental Laws or (ii) constitute violations of Environmental Laws, including any such Liabilities arising under Environmental Laws that arise or result from, or relate to, the transportation, treatment, storage or disposal of any Hazardous Materials at any location other than the Site.

“Pre-Closing Goods and Services” has the meaning given to it in Section 2.5.5.

“Pre-Closing Taxes” has the meaning given to it in Section 8.4.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, or, with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepaid Items” means all advance payments, prepayments, prepaid expenses, deposits and the like to the extent related to the Facility or the Business, other than cash deposits, letters of credit, or other property posted by Sellers or any of their Affiliates as performance assurance or security for performance of any Assumed Agreement.

“Prime Rate” has the meaning given to it in Section 12.2.

“Property Taxes” has the meaning given to it in Section 8.3.

“Purchase Price” has the meaning given to it in Section 2.2.1.

“Purchased Assets” has the meaning given to it in Section 2.1.1.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Purchaser Indemnified Party” has the meaning given to it in Section 7.1.

“Purchaser’s Disclosure Schedule” means the schedule delivered to Sellers by Purchaser herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement, attached hereto as Schedule 3.2.

“Real Property” means the Site, together with all buildings, structures and other improvements constructed thereon); the Easement; all rights, title and interests of Sellers or either of them, if any, in and to all other easements, benefits, privileges and other rights appurtenant to the Site or in any way appertaining thereto, and all strips and gores and any land lying in the bed of any street or road, open or closed, adjoining the Site; and all rights of Sellers or either of them, if any, in any licenses, approvals, development rights, plans, specifications, drawings, surveys, warranties and guarantees, if any, relating to the foregoing.

“Related Person” means, with respect to any Person, such Person’s Affiliates, and the employees, officers, directors, agents, representatives, licensees and invitees of such Person and its Affiliates.

“Release” shall have the meaning ascribed to it in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Remediation” means any action required by Environmental Law to monitor, investigate, assess, treat, clean up, remediate or remove (i) Hazardous Materials or (ii) otherwise address any Environmental Condition.

“Required Consents” means Required Counterparty Consents and Required Governmental Consents.

“Required Counterparty Consents” means all consents required by contract to be obtained from third parties (other than Governmental Authorities) to permit Sellers or their Affiliates to assign and Purchaser to assume the Assumed Agreements without violation or breach of or penalty under, such agreements, including all such consents as set forth on Section 3.1.5 of Sellers’ Disclosure Schedule.

“Required Governmental Consents” means all consents required by Law or the terms of a Facility Permit to be obtained from Governmental Authorities to permit Sellers to sell and Purchaser to purchase the Purchased Assets, including all such consents as set forth on Section 3.1.5 of Sellers’ Disclosure Schedule.

“Rockingham” has the meaning given to it in the preamble to this Agreement.

“Seller” and “Sellers” have the meanings given to them in the preamble to this Agreement.

“Seller Indemnified Party” has the meaning given to it in Section 7.2.

“Sellers’ Disclosure Schedule” means the schedule delivered to Purchaser by Sellers herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement and attached hereto as Schedule 3.1.

“Site” means the approximately 82.073-acre site owned by Rockingham in Rockingham County, North Carolina upon which the Facility is located, as further described in Section 3.1.10(a) of Sellers’ Disclosure Schedule.

“Survey” has the meaning given to it in Section 4.1.1(b).

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, and other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Claim” has the meaning given to it in Section 8.6.

“Tax Returns” means any return, report, information return, claim for refund or other document (including any related or supporting information) supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including any attachments, amendments and supplements thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Technology Transfer Agreement” has the meaning given to it in Section 2.4.1(a)(iv).

“Title V Air Emissions Permit” shall mean that certain Title V air emission permit, permit number 08731T05 having an effective date of March 15, 2005, issued by the North Carolina Department of Environment and Natural Resources, as the same may be amended on or before the Closing on a basis consistent with that certain draft permit forwarded on or about May 18, 2006 from Laura S. Butler of the North Carolina Department of Environment and Natural Resources.

“Title Insurance Commitment” has the meaning given to it in Section 4.1.1(b).

“Title Policy” has the meaning given to it in Section 5.1.14.

“Transaction Agreements” means the following agreements:

(a)	this Agreement;

(b)	the Bill of Sale;

(c)	the Deed;

(d)	the Assignment Agreements;

(e)	Technology Transfer Agreement;

(f)	the Required Consents; and

(g)	the Duke-Related Termination Agreement.

“Transco Interconnect Agreement” means the Interconnect, Reimbursement and Operating Agreement, dated March 15, 1999, by and between Transcontinental Gas Pipe Line Corporation and Rockingham, as amended by that certain Amendment to the Interconnect, Reimbursement and Operating Agreement, dated December 29, 1999.

“Transfer Taxes” has the meaning given to it in Section 8.2.

“Transferable Facility Permits” means (i) those Facility Permits that are freely transferable without any consent of the applicable Governmental Authority by Sellers to Purchaser in connection with the Sellers’ sale of the Purchased Assets to Purchaser and (ii) those Facility Permits for which the applicable Governmental Authority has given its written consent to the transfer thereof by Sellers to Purchaser.

Section 1.2 Rules as to Usage. Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:

(a) The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.

(b) “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(c) “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

(d) Except as otherwise expressly provided, any Law defined or referred to above means such Law as from time to time amended, modified or supplemented.

(e) References to a Person are also to its successors and assigns.

(f) Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.

(g) “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Article,” “Section,” or another subdivision or to an attachment are, unless the context otherwise requires, to the relevant article, section, subsection or subdivision of or an attachment to such agreement or instrument. If such reference in this Agreement to “Article,” “Section,” or other subdivision does not specify an agreement or document, such reference refers to an article, section or other subdivision of this Agreement. All references to exhibits or schedules in any agreement or instrument that is governed by this Agreement are to exhibits or schedules attached to such instrument or agreement.

(h) Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include natural Persons, corporations, limited liability companies, partnerships and associations of every kind and character.

(i) References to any gender include, unless the context otherwise requires, references to all genders.

(j) “Shall” and “will” have equal force and effect.

Section 1.3 Schedules and Exhibits. This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which constitute one and the same agreement with equal force and effect.

ARTICLE II

SALE AND PURCHASE; PRICE; CLOSING

Section 2.1 Sale and Purchase; Definition of Purchased Assets; Assumed Liability.

2.1.1 Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Rockingham shall, and Dynegy shall cause each of its Affiliates who own Purchased Assets (as defined below) to sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase and pay for, the Facility and all Real Property, Materials and Equipment, Facility Books and Records, Assumed Agreements, Transferable Facility Permits, Facility Intellectual Property, Equipment Warranties, Prepaid Items, Emissions Allowances described in Schedule 2.1.1, and all other assets owned, leased, licensed or contracted for by Rockingham and used in the conduct of the Business as of the Closing Date, whether or not located on the Site, including the Materials and Equipment listed in Schedule 2.1.1, but excluding the Excluded Assets (collectively, the “Purchased Assets”).

2.1.2 Assignment and Assumption of Assumed Agreements and Easement and Assumption by Purchaser of other Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Sellers shall assign, and shall cause each of their applicable Affiliates who own Purchased Assets to assign to Purchaser all of Sellers’ and such applicable Affiliates’ rights under the Assumed Agreements and Easement. Purchaser shall assume, pay, discharge, perform and be responsible for (i) all obligations arising after the Closing under the Assumed Agreements and Easement, except to the extent such obligations shall be attributable to any failure by either of the Sellers prior to the Closing to comply with the terms of any Assumed Agreement and Easement, and (ii) the obligations and Liabilities set forth on Schedule 2.1.2 (collectively, the “Assumed Liabilities”). For purposes of clarification, the Parties specifically agree that Pre-Closing Environmental Liabilities shall not be Assumed Liabilities hereunder.

2.1.3 Excluded Assets. The Purchased Assets shall not include Rockingham’s interests in the following agreements, assets and properties (the “Excluded Assets”), and Purchaser shall have no Liability with respect thereto:

(a) Except for the Facility Books and Records, books and records of Sellers, including Rockingham’s minute books and limited liability company interest records;

(b) Cash, cash equivalents, bank deposits, and accounts and notes receivable, trade or otherwise, and any collateral posted to Sellers or their Affiliates or by Sellers or their Affiliates under the Assumed Agreements or otherwise;

(c) Any amount received after the Closing for capacity, electricity, ancillary services and fuel (including supply and transportation imbalances and settlements) sold and delivered prior to the Closing;

(d) Rights of Sellers arising under this Agreement, the Transaction Agreements and any other instrument or document executed and delivered pursuant to this Agreement; and

(e) Any of the assets, properties, rights or interests owned, used, occupied or held by or for the benefit of Rockingham or the Business that are listed or described in Schedule 2.1.3 attached hereto.

2.1.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume and is not assuming pursuant to this Agreement any liability or obligation whatsoever of Sellers for the Pre-Closing Environmental Liabilities, Identified Environmental Liabilities or for any other of Sellers’ other duties, obligations or Liabilities, whether incurred or arising before or after Closing, and whether or not related to the Facility or the Business (the Pre-Closing Environmental Liabilities, Identified Environmental Liabilities and all of such other retained duties, obligations and Liabilities being referred to herein as the “Excluded Liabilities”); provided, however, that nothing in this Section 2.1.4 shall operate or be construed to limit Sellers’ rights or Purchaser’s obligations under Section 7.2.

Section 2.2 Purchase Price.

2.2.1 Amount. In consideration of the sale, assignment, conveyance, transfer and delivery to Purchaser as of the Closing of the Sellers’ right, title and interest in and to the Purchased Assets, Purchaser shall pay to Rockingham an amount equal to One Hundred Ninety-five Million and No/100 Dollars ($195,000,000.00) (the “Purchase Price”) and shall assume the Assumed Liabilities.

2.2.2 Method of Payment of Purchase Price. At Closing, Purchaser shall deliver to the closing escrow agent, as provided in Section 2.4.1(c) the Purchase Price, as adjusted for the pro rations and other adjustments hereunder, in United States dollars, by wire transfer of immediately available federal funds.

Section 2.3 Allocation of Purchase Price for Income Tax Purposes. The Purchase Price shall be allocated among the Purchased Assets as of the Closing in accordance with a schedule to be prepared by Purchaser, using the allocation method provided by Section 1060 of the Code and the regulations thereunder. The consent of Sellers under this section shall not be a condition to the Closing. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder. In that regard, Purchaser shall provide Sellers with Purchaser’s proposed allocation of the Purchase Price to the Purchased Assets within thirty (30) days after Closing. Sellers shall then consult with Purchaser regarding such allocation and propose any adjustments within a reasonable time thereafter. If Purchaser and Sellers are unable to agree on such allocation, Purchaser and Sellers may allocate the Purchase Price as each Party determines using the allocation method provided by Section 1060 of the Code and the regulations thereafter (but in any event subject to Section 8.2). Transfer Tax on the Deed shall be calculated based on the allocation set forth in Section 8.2.

Section 2.4 The Closing. The closing of the transactions contemplated herein (the “Closing”) will take place at Purchaser’s offices in Charlotte, North Carolina, on the date as soon as practicable (but in no event more than ten (10) Business Days) after all conditions to the Closing set forth in Section 5.1 and Section 5.2 have been satisfied or waived.

2.4.1 Closing.

(a) At the Closing, Purchaser shall (i) pay to the closing escrow agent as provided in Section 2.4.1(c) below the Purchase Price in accordance with Section 2.2 and (ii) execute (as applicable) and deliver the following items to Sellers:

(i) one or more assignment and assumption agreements in substantially the form of Exhibit A attached hereto (the “Assignment Agreements”), pursuant to which Rockingham (or its Affiliates, as applicable) will assign and Purchaser will assume the Assumed Liabilities under the Assumed Agreements;

(ii) the Required Consents obtained as of Closing to the extent Purchaser is the beneficiary, recipient or grantee thereof;

(iii) a Termination and Indemnification Agreement in substantially the form of Exhibit B attached hereto with respect to (1) that certain Power Sales Agreement dated February 6, 2004, by and between Purchaser, formerly known as Duke Power, a Division of Duke Energy Corporation and Dynegy Power Marketing, (2) that certain Parent Guaranty Agreement, dated February 4, 2004, in the amount of $30,000,000, by Dynegy Holdings, Inc, as guarantor, in favor of Purchaser, formerly known as Duke Power, a Division of Duke Energy Corporation, as beneficiary, and (3) the FERC Jurisdictional Agreements (the “Duke-Related Termination Agreement”);

(iv) a Technology Transfer Agreement in substantially the form of Exhibit C attached hereto with respect to the closed loop ignition control system developed by Sellers’ Affiliate described in Part VIII(B) of Schedule 2.1.3 hereof (the “Technology Transfer Agreement”);

(v) a Certificate of Existence with respect to Purchaser, as of a recent date, issued by the Secretary of State of the State of North Carolina;

(vi) copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

(vii) a certificate of the Secretary or Assistant Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(viii) a certificate addressed to Sellers dated the Closing Date executed by the duly authorized officer of Purchaser to the effect that the conditions set forth in Section 5.2.1 and Section 5.2.2 have been satisfied by Purchaser; and

(ix) Fully executed originals of all Assumed Agreements.

(b) At the Closing, Sellers shall, or will cause each of their applicable Affiliates to execute (as applicable) and deliver to Purchaser the following items:

(i) the Required Consents obtained as of Closing to the extent Sellers, or either of them, is the beneficiary, recipient or grantee thereof;

(ii) a bill of sale in substantially the form of Exhibit D attached hereto (the “Bill of Sale”);

(iii) an amended Schedule 1.1(a), updated through the Closing Date to include those new contracts entered into by Seller since the Effective Date in accordance with the terms of Section 4.2(b);

(iv) the Assignment Agreements;

(v) a special warranty deed (the “Deed”) in substantially the form of Exhibit E attached hereto and any other documents necessary to convey all of Rockingham’s right, title and interest in and to the Real Property;

(vi) the Duke-Related Termination Agreement;

(vii) the Technology Transfer Agreement;

(viii) the Lien Releases;

(ix) a certification of non-foreign status for Rockingham in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder, and information sufficient for the closing escrow agent to complete an IRS Form 1099 and any other required tax filings;

(x) affidavits addressed to Purchaser’s title insurer from Sellers, in form reasonably satisfactory to Purchaser and such title insurer, and reflecting the forms of affidavits typically provided by sellers and contractors in connection with issuance of title insurance to remove standard exceptions for mechanics’ liens, the gap period from the latest update of Purchaser’s title insurance commitment and parties in possession, and such other affidavits and documents as may be reasonably required by Purchaser’s title insurer for issuance of the Title Policy;

(xi) certificates of title for the titled vehicles and equipment that are part of the Purchased Assets, duly executed by Sellers or their Affiliates, as applicable, for transfer to Purchaser;

(xii) certificates of existence and good standing with respect to each of the Sellers, as of a recent date, issued by the Secretary of State of the State of Delaware for Rockingham and by the Secretary of State of the State of Illinois for Dynegy, and a certificate issued by the Secretary of State of North Carolina evidencing that Rockingham is qualified to transact business in North Carolina;

(xiii) copies, certified by the Secretary or Assistant Secretary of each Seller, of resolutions of the Board of Directors of Dynegy and the consent of Dynegy Power Corp. as sole member of Rockingham authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Sellers in connection herewith;

(xiv) a certificate of the Secretary or Assistant Secretary of each Seller identifying the name and title and bearing the signatures of the officers of each Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby, and such other evidence of the approval of the transactions provided for hereunder, Sellers’ authority, due execution of documents and due organization as may be reasonably required by Purchaser’s title insurer for issuance of the Title Policy;

(xv) a certificate addressed to Purchaser dated the Closing Date executed by the duly authorized officers of each Seller to the effect that the conditions set forth in Section 5.1.1 and Section 5.1.2 have been satisfied by Sellers; and

(xvi) exclusive possession of the Purchased Assets, subject only to the Permitted Liens.

(c) Unless Purchaser agrees otherwise, the Closing shall be consummated through Chicago Title Insurance Company (Charlotte, North Carolina office) as closing escrow agent and escrow holder to hold the items in Sections 2.4.1(a) and Section 2.4.1(b) and payment to the escrow holder of the Purchase Price, Transfer Taxes and any amounts owing under Section 8.2, and any applicable prorations pursuant to Section 2.6, notwithstanding other provisions in this Agreement to the contrary. Escrow shall close once all conditions to Closing have been satisfied or waived and the escrow holder shall have recorded the Deed. Sellers and Purchaser agree to provide escrow instructions to the closing escrow agent, and if requested by such escrow agent, execute a closing escrow agreement in reasonable form, consistent with the requirements of this paragraph to facilitate Closing.

The Closing shall be deemed effective as of 11:59 P.M. Charlotte, North Carolina time on the Closing Date.

Section 2.5 Further Assurances; Post-Closing Cooperation.

2.5.1 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably deem necessary or desirable in order more effectively (A) to transfer, convey and assign to Purchaser, and to confirm Purchaser’s acceptance of and title to, the Purchased Assets, (B) to the full extent permitted by Law, to put Purchaser in actual possession of the Purchased Assets, and (C) otherwise to consummate the transactions contemplated by this Agreement.

2.5.2 Books and Records. Following Closing, each Party shall afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the Facility Books and Records in its possession with respect to periods prior to or after Closing and the right to make copies and request data extracts therefrom, to the extent that such access, copies and requests for data extracts may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, or (ii) compliance with the requirements of any Governmental Authority. The Parties will use commercially reasonable efforts to provide requested data extracts in a reasonable time. Any information obtained by such Party in accordance with this Section 2.5.2 shall be held confidential by such Party in accordance with Section 12.6.

2.5.3 Delivery of Facility Books and Records. No later than thirty (30) days after the Closing Date, Sellers shall deliver the Facility Books and Records to Purchaser at the Site or, at Purchaser’s request and expense, at Purchaser’s offices in Charlotte, North Carolina, or such other location as designated by Purchaser in or near Charlotte, North Carolina.

2.5.4 [Intentionally omitted.]

2.5.5 True-Up of Payments Received. If Purchaser receives any payment after Closing that constitutes payment from a third party in whole or in part for goods, services, electricity, capacity, ancillary services, fuel supplies or transportation of same to the Facility or other things of value delivered from or with respect to the Business or the Facility prior to the Closing (“Pre-Closing Goods and Services”), Purchaser shall promptly remit such payment, to the extent it is for Pre-Closing Goods and Services, to Rockingham. If either of the Sellers receives any payment after Closing that constitutes payment from a third party in whole or in part for goods, services, electricity, capacity, ancillary services, fuel supplies or transportation of same to the Facility or other things of value delivered from or with respect to the Business or the Facility after the Closing (“Post-Closing Goods and Services”), such Seller shall promptly remit such payment, to the extent it is for Post-Closing Goods and Services, to Purchaser. If Purchaser receives any invoice for Pre-Closing Goods and Services or other expenses that relate in whole or in part to the operation of the Facility or conduct of the Business prior to the Closing, Purchaser shall at its option deliver a copy of such invoice to Sellers and notify Sellers of the amount of such invoice that relates to the period prior to the Closing and Sellers shall promptly pay such amount to Purchaser. If Sellers receive any invoice for Post-Closing Goods and Services or other expenses that relate in whole or in part to the operation of the Facility or conduct of the Business after the Closing, Sellers shall at their option deliver a copy of such invoice to Purchaser and notify Purchaser of the amount of such invoice that relates to the period prior to the Closing and Purchaser shall promptly pay such amount to Sellers. Any dispute about such payments shall be subject to the provisions of ARTICLE X.

2.5.6 Release and Replacement of Performance Assurance and Guarantees. As promptly as practicable after the Effective Date, the Sellers (and their Affiliates, as applicable) and Purchaser shall provide written notice to the counterparties to the Assumed Agreements and the Capacity Contracts of the sale of the Facility. In connection with or shortly after such written notice, the Sellers and Purchaser shall use commercially reasonable efforts to obtain any required consents to the assignment or novation of such Assumed Agreements and the assignment or novation of the Capacity Contracts. Purchaser shall use commercially reasonable efforts to assist the Sellers in obtaining such consents or novations; provided, however, that before the Closing Date, Purchaser shall not directly or indirectly contact or solicit any such counterparties without the Sellers’ prior written consent. With respect to any Assumed Agreements (including the Capacity Contracts to the extent the same become Assumed Agreements) with respect to which either Seller or any Affiliate of Seller has provided any guarantee, performance assurance or other credit support, including, but not limited to, the credit support posted by Sellers or their Affiliates as described in Part VI(A) of Schedule 2.1.3, Purchaser shall offer to provide substitute credit support sufficient to cause such counterparty to release and return to Sellers or Sellers’

Affiliates, as applicable, effective as of Closing, all credit support posted by Sellers or their Affiliates; provided, however, that Purchaser shall not in any event be required to post substitute credit support in excess of the amount of credit support actually posted by Sellers or their Affiliates as of the date such credit support is replaced by Purchaser as required hereunder.

Section 2.6 Prorations. Utility charges, including municipal or other water, sanitary sewer and storm water charges with respect to the Purchased Assets shall be prorated on a daily basis between Sellers and Purchaser as of the Closing Date, such that Sellers shall be responsible for all expenses of the Purchased Assets, and shall be entitled to all income from the Purchased Assets, attributable to the period ending on and including the Closing Date, and Purchaser shall be responsible for expenses of the Purchased Assets assumed by Purchaser (expressly excluding the Excluded Liabilities) and be entitled to all income from the Purchased Assets after the Closing Date. Sellers agree to cooperate in transferring utilities services to Purchaser without interruption, and provided that Purchaser shall be responsible for any charges or deposit requirements associated with such transfer. All prorations and adjustments shall be made at Closing, provided that to the extent any charge or receipt to be prorated at Closing is not known as of the Closing Date, the Parties shall make the applicable proration and adjusting payments as soon as possible after Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Sellers. Except as specifically set forth in Sellers’ Disclosure Schedule attached hereto as Schedule 3.1, Rockingham hereby represents and warrants to Purchaser that all of the statements contained in this Section 3.1 with respect to it, and Dynegy hereby represents and warrants to Purchaser that all of the statements contained in this Section 3.1 with respect to it or Rockingham, are true and correct as of the Effective Date. Each exception and other response to this Agreement set forth in Sellers’ Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement, and, except as otherwise specifically stated or as is reasonably apparent with respect to such exception, relates only to such section or subsection.

3.1.1 Existence. Dynegy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. Rockingham is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, is authorized to transact business as a limited liability company in the State of North Carolina, and has full limited liability company power and authority to own, use and lease, as applicable, and transfer the Purchased Assets owned by them.

3.1.2 Authority. Each Seller has full corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Rockingham of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Rockingham of its obligations hereunder and thereunder, have been duly and validly authorized by all required action by the sole member of Rockingham, and no other action on the part of Rockingham or its sole member is necessary. The execution and delivery by Dynegy of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Dynegy of its obligations hereunder and thereunder, have been duly and validly authorized by all required corporate action by Dynegy, and no other action on the part of Dynegy, its directors or stockholders is necessary.

3.1.3 Binding Agreement. This Agreement and the Transaction Agreements to which each Seller is or will be a party have been or will be when delivered duly executed and delivered by each Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement and the Transaction Agreements to which each Seller is or will be a party are or will be when delivered valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (ii) to the extent that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses or would be subject to the discretion of the court before which any proceeding therefor may be brought.

3.1.4 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by such Seller of the Transaction Agreements to which it is or will be a party, the performance by such Seller of its obligations under this Agreement and such Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of such Seller’s certificate of incorporation, certificate of formation, bylaws or limited liability company agreement, as applicable;

(b) assuming all of the Required Consents have been obtained, result in a default, penalty, or any adjustment in required payments (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Assumed Agreement, or any material note, bond, deed of trust, indenture, license, agreement, lease or other material instrument or obligation to which such Seller is a party and to which any of the Purchased Assets may be bound, except for defaults, penalties or adjustments (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers or consents have been furnished to Purchaser); or

(c) assuming all of the Required Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law applicable to such Seller or the Purchased Assets after the Closing, except for such violations or breaches that would not individually or in the aggregate constitute a Material Adverse Effect.

3.1.5 Approvals and Filings. Except for the consents and approvals set forth in Section 3.1.5 of Sellers’ Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority or other Person by either Seller is required in connection with the execution, delivery and performance by either Seller of this Agreement or any of the Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, including the assignment of the Assumed Agreements and the transfer of the Facility Permits to Purchaser.

3.1.6 [Intentionally omitted.]

3.1.7 Legal Proceedings. Except as set forth in Section 3.1.7 of Sellers’ Disclosure Schedule, there are no actions or proceedings (including orders, judgments and writs) outstanding or pending in or before any court, regulatory agency, body, Governmental Authority, or, to the Sellers’ Knowledge, threatened against a Seller that would reasonably be expected (i) to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, or (ii) individually or in the aggregate, to have a Material Adverse Effect.

3.1.8 Compliance with Laws. Except as set forth in Section 3.1.8 of Seller’s Disclosure Schedule, (i) Rockingham has not received written notification alleging that it is in violation in any material respect of any Law applicable to Rockingham, the Business or the Purchased Assets to Sellers’ Knowledge, and (ii) to Sellers’ Knowledge, Rockingham is not in violation of in any material respect or in default in any material respect under any Law applicable to Rockingham, the Business or the Purchased Assets. At Closing, Sellers will not be liable for any unpaid North Carolina sales tax.

3.1.9 Title to Personal Property. Rockingham and/or its applicable Affiliate transferring Purchased Assets pursuant to this Agreement possess good and valid title to all the Purchased Assets (tangible and intangible) constituting personal property, free and clear of all Liens except Permitted Liens.

3.1.10 Real Property.

(a) Section 3.1.10(a) of Sellers’ Disclosure Schedule contains a legal description of the Real Property that, to Seller’s Knowledge, is accurate. Rockingham has (i) good and valid fee simple title to the Real Property (other than the Easement), and (ii) good, valid and perpetual easements under the Easement, in each case free and clear of all Liens other than Permitted Liens. Except for easements in favor of utilities providing service to the Site and easements in favor of third parties for fuel pipeline interconnections and power transmission interconnection facilities, no real property other than the Real Property is owned, leased or used by Rockingham in connection with the Facility or the Business. Neither Seller is, nor to the Knowledge of the Sellers is any other party, in default, violation or breach in any material respect under any easement, and, to the Knowledge of Sellers, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute such a material default, violation or breach. The Easement has not been assigned, partially or in whole.

(b) Except as set forth on Section 3.1.10(b) of the Disclosure Schedule, Sellers have received no written notice of, and have no Knowledge of, any pending or threatened action, litigation, condemnation or other proceeding of any kind with respect to or concerning the Real Property. Sellers have not received any notice, and have no Knowledge, that the Real Property (or any portion of it) is in violation of any applicable zoning, flood, building or other code or ordinance or restrictive covenant affecting the Real Property.

(c) To the Sellers’ Knowledge, the Real Property does not contain any archeological artifacts, human remains or other historical or archeological materials that are regulated under any Laws.

(d) Neither Seller has received any written notice of, or has any Knowledge of, any action, proceeding or litigation pending or threatened (i) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the use or development thereof; or (ii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property, in each case, except for such actions, proceedings or litigations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(e) The parcels constituting the Site are assessed separately from all other adjacent property for purposes of Property Taxes. To Sellers’ Knowledge, the Site complies with all applicable subdivision, land parcelization and local governmental taxation or separate assessment requirements.

(f) Other than Permitted Liens and as set forth in Section 3.1.10(f) of Sellers’ Disclosure Schedule, there are no commitments to or agreements with any Governmental Authority affecting the use or ownership of the Real Property, or that would impose any obligation on Purchaser to make contributions of money or land, or to install or maintain any improvements.

(g) Other than utilities serving the Real Property and/or the Facility, no improvement on the Real Property other than any interconnection for fuel receipt or power delivery is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

3.1.11 Assets. Except for the Excluded Assets (for which Purchaser shall be solely responsible for obtaining substitutes or replacements deemed necessary by Purchaser for the operation of the Facility and the conduct of the Business) and for dispositions allowed by Section 4.2(b), the Purchased Assets together with the Intellectual Property that is the subject of the Technology Transfer Agreement (i) constitute materially all of the assets used by the Sellers in connection with the operation of the Facility and the conduct of the Business substantially as operated and conducted by Seller as of the Effective Date, and (ii) are sufficient for the continued operation of the Facility and the conduct of the Business, in each case, in substantially the same manner as operated and conducted by Sellers as of the Effective Date.

3.1.12 Assumed Agreements.

(a) True and complete copies of all Assumed Agreements (together with all amendments, supplements, schedules and exhibits) have heretofore been furnished or made available to Purchaser. Except as set forth in Section 3.1.12(a) of Sellers’ Disclosure Schedule, (i) each Assumed Agreement is in full force and effect and constitutes a legal, valid and binding agreement of Rockingham (except Capacity Contracts which are covered by subsection (c) below) and of each other party thereto, enforceable in accordance with its terms, and no material term or condition thereof has been amended from the form thereof delivered to the Purchaser or waived, and (ii) neither Rockingham nor, to Sellers’ Knowledge, any other party to any Assumed Agreement is in violation or breach of or default under any such Assumed Agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such Assumed Agreement).

(b) Except for the Assumed Agreements and the Excluded Assets, there are no agreements, leases (other than the Easement), licenses, indentures, security agreements, deeds of trust and other contracts relating to the development, design, construction, ownership, operation or maintenance of the Facility or the conduct of the Business, to which Rockingham or any Affiliate of Rockingham is a party, that will not be terminated, discharged or fully performed on or before the Closing or that would be binding upon Purchasers or the Purchased Assets after the Closing.

(c) Dynegy Power Marketing is a wholly owned indirect subsidiary of Dynegy, in existence and good standing under the laws of the State of Texas and is party to the Capacity Contracts. Sellers hereby make the representations made in (a) and (b) above with respect to the Capacity Contracts by restating all such representations except that “Rockingham” is deemed to refer to Dynegy Power Marketing. The Capacity Contract with the North Carolina Municipal Power Agency Number 1 (“NCMPA”) dated May 7, 2002 will terminate on December 31, 2006; NCMPA has not exercised any option to extend the term of such Capacity Contract and has no remaining rights to do so.

3.1.13 Permits.

(a) Section 3.1.13(a) of Sellers’ Disclosure Schedule sets forth all material Permits acquired or held by or in the name of either Dynegy or Rockingham or any of their Affiliates in connection with the ownership, operation, maintenance or use of the Facility or the conduct of the Business (the “Facility Permits”). To Sellers’ Knowledge, the Facility Permits constitute all of the Permits required by Law for the operation, maintenance and use of the Facility and the Real Property and the conduct of the Business by Sellers.

(b) Except as set forth on Section 3.1.13(b) of Sellers’ Disclosure Schedule, Rockingham is in material compliance with each Facility Permit and has received no written notice of violation or noncompliance from any Governmental Authority, and Sellers have received no written notice or claim asserting or alleging that any such Facility Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or to any unsatisfied condition that (A) is not reasonably expected to be satisfied or (B) if not satisfied could reasonably be expected to allow material modification or revocation thereof.

3.1.14 Insurance. Section 3.1.14 of Sellers’ Disclosure Schedule sets forth a true and complete list and description of all insurance policies in force on the Effective Date with respect to the Purchased Assets, together with a statement of the aggregate amount of claims paid out and claims pending with respect to Rockingham or the Facility under each such insurance policy. All policies are in full force and effect, all premiums due thereon have been paid and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, Sellers have not received any written notice of cancellation or non-renewal of any such policy.

3.1.15 Environmental Matters. Except as set forth in Section 3.1.15 of Seller’s Disclosure Schedule:

(a) Sellers have not received from any third party any notice of violation or other claim of noncompliance with Environmental Laws regarding Sellers’ operation of the Facility and conduct of the Business and the use of the Purchased Assets. To Sellers’ Knowledge, the operation of the Facility, conduct of the Business and use of the Purchased Assets are currently in compliance with Environmental Laws, except where the failure to comply would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Sellers have obtained and own or possess all permits required under Environmental Laws to operate the Facility and to conduct the Business as it is presently conducted, except for those permits the absence of which would not reasonably be expected to have a Material Adverse Effect.

(c) To Sellers’ Knowledge during the period that Rockingham or any Affiliate of Dynegy has owned the Real Property, there has been no Release of Hazardous Materials, or threatened Release of Hazardous Materials by Sellers, into the environment at the Real Property that is reasonably likely to have a Material Adverse Effect.

(d) Section 3.1.15(d) of the Sellers’ Disclosure Schedule lists all Emissions Allowances for 2006 through 2008 that have been (i) issued or allocated by the U.S. Environmental Protection Agency or the North Carolina Department of Natural Resources specifically for the Facility and are identified in its account with the appropriate Governmental Authority or (ii) purchased on or before the Effective Date by the Sellers specifically for the Facility and are identified in its account with the appropriate Governmental Authority. Sellers have not sold, assigned or transferred, or granted any option or right with respect to, any such Emissions Allowances described on Section 3.1.15(d) of the Sellers’ Disclosure Schedule.

(e) There are no Liens (other than Permitted Liens), declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on the Real Property.

(f) To Seller’s Knowledge, Sellers have provided Purchaser with copies of all final Phase I Environmental Assessments prepared by third party independent consultants retained by Sellers or their Affiliates with respect to the Real Property.

(g) Neither Seller is a party to any consent decree, order or similar document relating to Liability arising under Environmental Laws, involving the Facility or the Real Property.

The representations and warranties contained in Section 3.1.13(a) which relate to Facility Permits arising under Environmental Laws and the representations and warranties in this Section 3.1.15 shall be the exclusive representations and warranties with respect to Environmental Law and Hazardous Materials and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

3.1.16 Employees. Section 3.1.16 of Sellers’ Disclosure Schedule sets forth the name and position of all current employees of Sellers or their Affiliates working at the Facility (the “Employees”) and whether any such Employees are subject to any employment agreements. As of the Effective Date, no Employee has given written notice of such Employee’s intent to terminate employment. Except as set forth in Section 3.1.16 of Sellers’ Disclosure Schedule, no Employee is absent from work on any form of leave, including medical leave, disability, leave under the Family and Medical Leave Act of 1993 or otherwise or has notified Rockingham in writing of his or her intent to take such leave.

3.1.17 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

3.1.18 Intellectual Property. Section 3.1.18 of Sellers’ Disclosure Schedule sets forth a complete list of all Intellectual Property to be transferred to Purchaser pursuant to this Agreement (“Facility Intellectual Property”). The Facility Intellectual Property, together with the Technology Transfer Agreement, constitutes all of the Intellectual Property necessary or required for the operation or maintenance of the Facility or the conduct of the Business in substantially the same manner as operated or conducted by Sellers as of the Effective Date. Except as set forth on Section 3.1.18 of Sellers’ Disclosure Schedule, the Sellers have not received written notice by any Person of any pending or threatened claims, suits, actions, mediations, arbitrations, orders or other adversarial proceedings (i) alleging infringement (or other violation) by the Sellers of Intellectual Property or other rights of any Person or (ii) challenging the Sellers’ ownership or use of, or the validity, enforcement, registrability or maintenance of, any Facility Intellectual Property. Rockingham has not entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements that (i) restrict Rockingham’s right to use any Facility Intellectual Property, (ii) restrict the transfer or licensing by Rockingham of the Facility Intellectual Property, (iii) restrict the Business in order to accommodate a third Person’s intellectual property rights, or (iv) permit any third party to use any Facility Intellectual Property. To Sellers’ Knowledge, the use by the Sellers of any Facility Intellectual Property is in accordance with any and all applicable grants, licenses, agreements, instruments or other arrangements pursuant to which the Sellers acquired the right to use such Facility Intellectual Property and service fees to be paid by Sellers with respect to the Facility Intellectual Property have been paid as required to any software vendor and licensor.

3.1.19 Operating Data. The operating records at the Facility identified in Section 3.1.19 of the Sellers’ Disclosure Schedule are complete and accurate in all material respects.

Section 3.2 Representations and Warranties of Purchaser. Except as specifically set forth in the Purchaser’s Disclosure Schedule attached hereto as Schedule 3.2, Purchaser hereby represents and warrants to Sellers that all of the statements contained in this Section 3.2 are true and correct as of the Effective Date (unless another date is expressly indicated). Each exception and other response to this Agreement set forth in the Purchaser’s Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement, and, except as otherwise specifically stated or as is reasonably apparent with respect to such exception, relates only to such section or subsection.

3.2.1 Legal Existence. Purchaser is a North Carolina limited liability company in existence under the Laws of the State of North Carolina and has full power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets and properties.

3.2.2 Authority. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by its board of directors, and no other action on the part of Purchaser or its member is necessary.

3.2.3 Binding Agreement. This Agreement and the Transaction Agreements to which Purchaser is or will be a party have been or will be when delivered duly and validly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Sellers, this Agreement and the Transaction Agreements to which Purchaser is or will be a party are or will be when delivered valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) to the extent that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

3.2.4 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by the Purchaser of the Transaction Agreements to which it is or will be a party, the performance by Purchaser of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser’s articles of organization and operating agreement;

(b) result in a default, penalty, or any adjustment in required payments (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Purchaser or any of its Affiliates is a party or by which any of their respective assets and properties may be bound, except for such defaults, penalties or adjustments (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or

(c) assuming the Required Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser or any of its Affiliates or any of their respective assets and properties.

3.2.5 Approvals and Filings. Except as set forth in Section 3.2.5 of Purchaser’s Disclosure Schedule, and except for the NCUC Approvals, FERC Approvals and compliance with the requirements of the HSR Act, no consent, approval or action of, filing with or notice to any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

3.2.6 Legal Proceedings. Except as set forth in Section 3.2.6 of Purchaser’s Disclosure Schedule, there are no actions or proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its assets and properties that would be reasonably expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.

3.2.7 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder’s fee, brokerage commission or similar payment.

3.2.8 Funding of Purchase Price. Purchaser has available cash reserves or has secured financing as necessary to permit Purchaser to fund the Purchase Price at Closing.

3.2.9 Experience. Purchaser is experienced in the development, construction, ownership and operation of electric power generation facilities and the conduct of businesses similar to the Business. Except for express representations and warranties of Sellers set forth herein and the special warranty of title set forth in the Deed, any of the Transaction Agreements and any other agreement delivered in connection with Purchaser’s purchase of the Purchased Assets and Purchaser’s assumption of the Assumed Liabilities, Purchaser has relied and is relying solely on its own inspections, investigation and analyses of the Purchased Assets and the Assumed Liabilities.

ARTICLE IV

COVENANTS

Section 4.1 Efforts to Close. After the Effective Date and prior to Closing:

4.1.1 Required Consents; Other Covenants.

(a) Each Party shall provide reasonable cooperation to the other Party in obtaining consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the other Party in connection with obtaining any Required Consents with respect to the transactions contemplated hereby and by the Transaction Agreements, including the following.

(i) As promptly as practicable and, in any event, within thirty (30) days of the Effective Date, Purchaser and Dynegy shall each file, with the appropriate Governmental Authority, such filings as are required by the HSR Act and shall take all actions reasonably necessary to cause early termination of the applicable waiting period under the HSR Act.

(ii) As promptly as practicable and, in any event, within thirty (30) days of the Effective Date, the Purchaser and Rockingham shall jointly file, with Purchaser having primary responsibility therefor, with the NCUC all documents reasonably required to obtain the NCUC Approvals, and the Purchaser and the Sellers shall use their commercially reasonable efforts to cause the NCUC Approvals to be issued as soon as practicable after the Effective Date. The Parties shall consult on and coordinate all principal filings submitted by Purchaser and Rockingham to the NCUC in connection with the NCUC Approvals.

(iii) As promptly as practicable and, in any event, within sixty (60) days of the Effective Date, the Purchaser and Rockingham shall jointly file, with Purchaser having primary responsibility therefor, with the FERC all documents reasonably required to obtain the FERC Approvals, and the Purchaser and Rockingham shall use their commercially reasonable efforts to cause the FERC Approvals to be issued as soon as practicable after the Effective Date. The Parties shall consult on and coordinate all principal filings submitted by Purchaser and Rockingham to the FERC in connection with the FERC Approvals.

(iv) As promptly as practicable and, in any event, within sixty (60) days of the Effective Date, the Purchaser and Rockingham shall jointly prepare, with Purchaser having primary responsibility therefor, and execute all documents reasonably required to obtain the transfer or reissuance of the Title V Air Emissions Permit for the Facility, contemporaneously with the Closing. Notwithstanding the foregoing, in no event shall Sellers have any obligation to expend any funds to assure the transfer or re-issuance of the Title V Air Emissions Permit. The Parties shall reasonably consult on and coordinate all filings intended to be submitted by Purchaser and Rockingham to Governmental Authorities in connection therewith.

(v) Regarding Environmental Permits, as promptly as practicable and, in any event, within sixty (60) days of the Effective Date, Sellers and Purchaser shall file, or jointly file, such applications and other documents reasonably required to obtain approval of the transfer of all Facility Permits (other than the Title V Air Emission Permit) or to obtain any Required Governmental Consents effective as of Closing or as soon as possible thereafter. Notwithstanding the foregoing, in no event shall Sellers have any obligation to expend any funds to assure the transfer or re-issuance of any Facility Permit. The Parties shall reasonably consult on and coordinate all filings intended to be submitted by Purchaser and Rockingham to Governmental Authorities in connection therewith.

The Parties shall furnish to each other’s counsel such necessary information and assistance as the other party may request in connection with its preparation of any such filing or submission that is necessary to obtain the foregoing consents, approvals or actions. The Parties shall consult with each other as to the appropriate time of making such filings and submissions and shall make such filings and submissions at the agreed upon time. The Parties shall keep each other apprised of the status of any communications with and any inquiries or requests for additional or supplemental information from applicable Governmental Authorities, shall provide any such additional or supplemental information that may be reasonably requested in connection with any such filings or submissions.

(b) Purchaser, at its sole cost and expense, shall use commercially reasonable efforts to obtain, as promptly as practicable but in any event within forty-five (45) days after the Effective Date, from a title company of Purchaser’s choice, and that is reasonably acceptable to Sellers (Sellers hereby confirm Chicago Title Insurance Company as an acceptable title company), a commitment for title insurance covering the Real Property (the “Title Insurance Commitment”) and a survey (the “Survey”) of the Real Property (or update of an existing survey) prepared by a licensed professional surveyor selected by Purchaser, and who is reasonably acceptable to Sellers (Sellers hereby confirm C.E. Robertson as an acceptable surveyor). Rockingham shall provide Purchaser and its employees and agents access to the Real Property upon reasonable advance notice to conduct the Survey. In the event (i) any exceptions appear in the Title Insurance Commitment (other than Permitted Liens and the standard pre-printed exceptions, which standard exceptions Sellers shall cause to be deleted at Closing by appropriate title company affidavits and customary indemnities) or the Title Insurance Commitment reflects any requirements or conditions that must be satisfied for the deletion of all standard and general exceptions (other than the customary seller affidavits and indemnities which Sellers shall deliver at Closing) and for issuance of the Title Policy with the following endorsements to the Title Policy to be issued pursuant to the Title Insurance Commitment: comprehensive, contiguity (with respect to Tract #1, Tract #2, Tract #3 and Tract #4 as described on Schedule 3.1.10(a), Purchaser acknowledging that Tract #5 described thereon is not contiguous with the others) zoning, same as survey, separate tax parcel, access, subdivision and easement (collectively, “Objectionable Title

Matters”), or (ii) the Survey shows any easements, rights-of-way, encroachments, or other matters affecting the Site (other than Permitted Liens) (“Objectionable Survey Matters”), Purchaser shall notify Sellers in writing of such fact within thirty (30) days of the later of the receipt of the Title Insurance Commitment or the Survey, which notice must be accompanied by a copy of the Title Insurance Commitment, the Survey and descriptions of any Objectionable Title Matters and Objectionable Survey Matters. If Purchaser fails to give Sellers timely notice of any Objectionable Title Matters or Objectionable Survey Matters, then the matters revealed by the Title Commitment and/or the Survey, as the case may be, and not timely identified by Purchaser as Objectionable Title Matters or Objectionable Survey Matters, shall be deemed to be additional “Permitted Liens.” If Purchaser has given Sellers timely notice of any Objectionable Title Matters or Objectionable Survey Matters, then Sellers shall have the right, but not the obligation, to cure such Objectionable Title Matters or Objectionable Survey Matters. If Sellers have not (I) cured such Objectionable Title Matters or Objectionable Survey Matters within thirty (30) days after Seller’s receipt of Purchaser’s notice thereof (the “Curative Period”) or confirmed in writing to Purchaser that such Objectionable Title Matters will be cured by Sellers on or before Closing, or notified Purchaser of Sellers’ election not to cure the same, then within fifteen (15) Business Days following the end of such thirty (30) day period or, if earlier, the date that Sellers notify Purchaser of their election to cure or not to cure, Purchaser shall deliver to Sellers its notice to the effect that it has completed such examination of Seller’s title to the Real Property as it deems appropriate under the circumstances, and that based on such examination Purchaser has either (1) found that title to the Real Property is acceptable and that Purchaser desires to proceed with the Closing without reduction in Purchase Price (in which event the uncured Objectionable Title Matters and Objectionable Survey Matters shall become and be Permitted Liens; provided, however, that in no event shall Liens securing indebtedness of Sellers or Sellers’ Affiliates become Permitted Liens and Sellers shall pay and cause such Liens to be released) and that Purchaser agrees to accept the issuance of a title policy at closing that is subject to exceptions for the Permitted Liens and, if applicable, without the deletion of any general or standard exceptions that are attributable to any uncured Objectionable Title Matter or Objectionable Survey Matter and without issuance of any of the above listed endorsements thereto to the extent such endorsements may not be issued as a result of any uncured Objectionable Title Matter or uncured Objectionable Survey Matter, or (2) found that title to the Real Property is not acceptable and that because of such nonacceptable title Purchaser has elected to terminate this Agreement, whereupon this Agreement shall terminate and the Real Property and other Purchased Assets shall cease to be subject to this Agreement. If Purchaser fails to give notice of its election, Purchaser shall be deemed to have elected to proceed to Closing as described in clause (1) above, notwithstanding such Objectionable Title Matters or Objectionable Survey Matters, and notwithstanding that the title policy to be issued at Closing pursuant to the Title Insurance Commitment may be subject to general or standard exceptions that would be deleted but for such uncured Objectionable Title Matter or Objectionable Survey Matter and may be issued without one or more of the above listed endorsements as a result of an uncured Objectionable Title Matter or uncured Objectionable Survey Matter .

(c) Purchaser shall, at Purchaser’s sole cost and expense, engage a nationally or regionally recognized independent environmental consultant to perform, on or before sixty (60) days after the Effective Date, a Phase I Environmental Assessment with respect to the Real Property. The consultant shall be selected by Purchaser subject to Sellers’ approval which shall not be unreasonably withheld. In addition, with Sellers’ prior written approval, Purchaser shall engage such consultant to perform any other assessment that Purchaser reasonably deems necessary to determine compliance with or risks arising under Environmental Law with respect to a condition identified in such Phase I Environmental Assessment, including assessments that require sampling of any media at the Real Property (“Phase 2 Work”). If Sellers withhold their written approval for any such Phase 2 Work as described in the preceding sentence, Purchaser shall have the option of terminating this Agreement by giving written notice to Sellers. If Sellers give their written approval for such Phase 2 Work, Rockingham shall provide Purchaser and its employees and agents reasonable access to the Real Property after receipt of reasonable advance written notice of Purchaser’s intent to conduct such Phase 2 Work; provided, however, Purchaser shall not unreasonably interfere with the conduct of Seller’s Business. Purchaser shall allow Sellers’ representatives (at Sellers’ option) to be present at any physical inspection of the Real Property in connection with such Phase I Environmental Assessment and Phase 2 Work, and to discuss with such consultant or Purchaser’s employees at any time (during reasonable business hours) such assessment or Phase 2 Work, and to review all written materials, including drafts of any written reports, as Purchaser shall from time to time request. At Sellers’ request, any final report prepared by an environmental consultant shall be certified to both Sellers and Purchaser. Upon completion of the Phase I Environmental Assessment and the Phase 2 Work (as the case may be), Purchaser shall provide to Sellers’ copies of all draft and final reports prepared in connection therewith and promptly inform Sellers of any determination that it makes, based on such assessments that the condition to Closing set forth in Section 5.1.11 has not been met. If such condition to Closing has not been met, Purchaser shall have the option of terminating this Agreement by so stating in such notice, whereupon this Agreement shall automatically terminate and the Real Property and other Purchased Assets shall not be subject to this Agreement. Purchaser shall advise Sellers if any matters disclosed by such Phase I Environmental Assessment or Phase 2 Work would, in its reasonable judgment, render the representations and warranties set forth in Section 3.1.13 or Section 3.1.15 false or misleading in any respect. If Purchaser does not exercise its option to terminate this Agreement as provided in this subsection, any such matters so disclosed to Sellers shall be deemed to be included in all relevant sections of the Sellers’ Disclosure Schedule and shall be deemed to be Identified Environmental Liabilities.

(d) The provisions of this Section 4.1.1(d) set forth the obligations of the Parties with respect to the Capacity Contracts. Notwithstanding any other provision in this Agreement, the Capacity Contracts shall not be included in the Assumed Agreements except to the extent contemplated by, and in accordance with, the provisions of this Section 4.1.1(d). For purposes of this Section 4.1.1(d), the obligations of Sellers include the obligations of Dynegy to cause Dynegy Power Marketing to take the actions described. For clarification, any references to assignment of the Capacity Contracts to Purchaser or assumption of any obligations under or with respect to the Capacity

Contracts refer only to those specific agreements for sale and delivery of power included in the definition of the term “Capacity Contracts,” and do not include the master agreements related to such transactions or any schedules, annexes or exhibits to such master agreement.

(i) As promptly as practicable after the Effective Date:

(A) the Purchaser, Rockingham and Dynegy Power Marketing shall jointly file, with Purchaser having primary responsibility therefor, with the FERC all documents reasonably required to obtain the FERC Capacity Contract Assignment Approval; and

(B) Sellers shall use their commercially reasonable efforts to obtain consents from the counterparties to the Capacity Contracts to (1) the assignment of the Capacity Contracts to Purchaser, and the assumption by Purchaser of Dynegy Power Marketing’s obligations thereunder from and after the Closing, (2) the release of Dynegy Power Marketing and any Affiliate of Dynegy from any Liability under such Capacity Contracts incurred after the Closing, and (3) the return, at or within a reasonable time after the Closing, of all collateral (including any letter of credit) posted by Dynegy Power Marketing or any Affiliate of Dynegy with respect to any such Capacity Contract. Purchaser shall cooperate with Sellers, to the extent reasonably requested by Sellers, in discussions with the counterparties to the Capacity Contracts and shall, in connection with such discussions, negotiate in good faith to enter into master agreements with such counterparties (or modification of Purchaser’s existing master agreements, if applicable) to govern the terms and conditions under which the Capacity Contracts would be governed if assigned to and assumed by Purchaser.

(C) If (1) a FERC Capacity Contract Assignment Approval is received and such approval shall not have (I) imposed or required any material adverse condition or restriction on Purchaser, Sellers, Dynegy Power Marketing, the Facility or the Business and (II) been reversed, stayed, enjoined, set aside, annulled or suspended; and (2) consent has been obtained from the counterparty to such Capacity Contract as described in subsection (B) above, then such Capacity Contract shall be deemed an Assumed Agreement hereunder and, at Closing, Purchaser shall, and Sellers shall cause Dynegy Power Marketing to, enter into an Assignment Agreement with respect to such Capacity Contract in a form reasonably acceptable to the Parties.

(ii) With respect to any Capacity Contract that is not assigned to and assumed by Purchaser in accordance with subsection (i) above, Seller and Purchaser shall negotiate in good faith (but in no event shall they be required to so negotiate for more than 30 days) regarding an alternative arrangement among the Parties with respect to such Capacity Contracts, which may include effecting a termination of such Capacity Contract, entering into one or more “back-to-back” agreements whereby Purchaser agrees to provide power to Dynegy Power Marketing to the extent and at the times required under such Capacity Contract, or some other arrangement, if any, upon which the Parties may mutually agree in their discretion.

(iii) If Purchaser and Sellers do not effect a mutually acceptable alternative arrangement as provided in subsection (ii) above, Sellers may give written notice to Purchaser that they shall terminate this Agreement effective upon the earlier of Purchaser’s written acceptance of such termination and the end of the 60-day negotiation period described in the succeeding sentence. Notwithstanding Sellers’ notice of termination as provided in the immediately preceding sentence, Purchaser shall have a period of 60 days after delivery of Sellers’ termination notice in which Purchaser may negotiate directly with the counterparties to any such Capacity Contract, with respect to the terms and conditions of an arrangement, acceptable to Purchaser and at Purchaser’s cost, under which Dynegy Power Marketing and any Affiliate of Dynegy would be released from all Liabilities under such Capacity Contract from and after the Closing and under which any collateral posted by any of them would be returned at or within a reasonable time after the Closing. If Purchaser reaches agreement with respect to such an arrangement, it shall give notice to Sellers of the same within such 60-day period, and Sellers’ notice of termination shall automatically become null and void and have no effect.

(iv) With respect to any Capacity Contract, an “Acceptable Disposition” of such Capacity Contract shall mean any of the following: (A) such Capacity Contract shall have been deemed an Assumed Agreement and an assignment agreement with respect thereto executed and delivered in accordance with subsection (i) above; (B) Sellers and Purchaser shall have reached a mutually acceptable alternative arrangement as described in subsection (ii) above, or (C) Dynegy Power Marketing and any and all Affiliates of Dynegy have been released from all Liabilities under such Capacity Contract and any collateral posted with respect to such Capacity Contract shall have been or will be returned in accordance with subsection (iii) above. The Parties agree that the achievement of an Acceptable Disposition for all Capacity Contracts shall be a condition to Sellers’ obligations hereunder as provided in Section 5.2. hereof.

(e) Purchaser’s rights to enter the Real Property to conduct the survey, inspection and environmental assessment described in this Section 4.1.1, and any other entry of the Real Property by Purchaser contemplated by this Agreement, shall be subject to the following terms and conditions:

(i) All work Purchaser wishes to perform on the Real Property, including all inspections and tests, and work associated therewith, shall be fully identified in writing to Sellers prior to the commencement of any such work, and all such work shall be performed during normal business hours and in accordance and compliance with Sellers’ customary security and safety procedures.

(ii) If Sellers so elect, Sellers’ designated representative shall accompany any such surveyor, engineer or others during any such inspections and assessments. As part of the consideration for Sellers’ consent to allow Purchaser to enter the Real Property, Purchaser shall deliver to Sellers a copy of all surveys and written reports obtained by Purchaser as a result of Purchaser’s exercise of its rights under this Agreement relating to the Real Property, or as a result of any work relating to the Real Property.

(iii) Purchaser shall obtain and pay for all permits and approvals required by any Governmental Authority with jurisdiction over any work performed by or on behalf of Purchaser on the Real Property.

(iv) Purchaser shall be solely responsible and liable for payment of all costs and expenses associated with the work performed in connection with the exercise of its rights of entry and Purchaser shall promptly pay all such costs and expenses. Purchaser shall not permit any Lien to be placed against any portion of the Real Property as a result of Purchaser’s exercise of its rights of entry or performance of work on the Real Property. Within five (5) Business Days after Purchaser’s receipt of any notice to Purchaser that a Lien has been placed or claimed against any portion of the Real Property as a result of Purchaser’s exercise of its rights under this Agreement or the performance of any work in connection therewith, Purchaser shall pay, bond or otherwise discharge the Lien and remove it as an encumbrance or cloud on Rockingham’s title to the Real Property. If Purchaser fails so to pay, bond or discharge the Lien, Sellers shall have the right, but not the obligation, to pay, bond or otherwise discharge the Lien and all costs incurred by Seller in so doing, including, without limitation, Sellers’ reasonable and actual attorneys’ fees and costs, shall be reimbursed to Seller by Purchaser within five (5) Business Days of Purchaser’s receipt of written demand for same from Sellers.

(v) Purchaser shall save harmless, indemnify and defend Sellers from any and all claims, losses, penalties, demands, judgments, damages, injuries, or expenses, (including attorneys’ and paralegals’ fees and costs), for bodily injury or property damage that Sellers incur as a result of the entry upon the Real Property by Purchaser or Purchaser’s employees, agents, contractors or representatives or as a result of any of the work performed by or for Purchaser, but not including any such claims arising from an Environmental Condition identified by Purchaser or from Sellers’ gross negligence or willful misconduct. Purchaser’s indemnification obligations contained in this section shall survive any assignment, cancellation or termination of this Agreement.

(vi) Purchaser warrants that, upon completion of the work or termination of this Agreement, whichever occurs first, Purchaser shall repair any damage caused by Purchaser and/or its agents, contractors, and employees on or to the Real Property and Purchaser shall restore the Real Property to its pre-existing condition. Purchaser shall be solely liable and responsible for all costs and expenses associated with such repair and restoration. If Purchaser’s activities on the Real Property create a violation of any Laws, including, but not limited to, any Environmental Law, then Purchaser shall either (i) take all necessary and appropriate action to restore the Real Property to its former condition at Purchaser’s sole cost and expense; or (ii) if Purchaser fails so to promptly restore the Real Property to its pre-existing condition following Purchaser’s receipt of notice of the need therefor, then Purchaser shall pay all costs and expenses incurred by Sellers or their agents for all remediation and restoration required as a result of any such changed condition. Notwithstanding the foregoing, except for the repair and restoration obligations of Purchaser expressly set forth in this Section 4.1.1(e)(vi), Purchaser shall have no Liability or obligation under this Section 4.1.1(e) with respect to any Environmental Condition it identifies on the Real Property. Purchaser shall reimburse Seller for all such obligations, costs and expenses within ten (10) days of Seller’s demand therefor. All such sums not paid when due shall incur interest at the Default Rate.

(vii) Upon any termination of this Agreement other than termination by reason of Sellers’ default or breach, Purchaser shall promptly deliver to Sellers copies of all reports, surveys, studies, and other materials obtained by Purchaser as a result of its entry upon the Real Property, together with satisfactions or waivers of lien for all person or entities supplying labor, materials or professional services to Purchaser relating to Purchaser’s entry upon the Real Property.

(viii) Purchaser’s obligations under this Section 4.1.1(e) shall survive Closing or termination of this Agreement.

(f) At the request of a Party, (i) the other Party shall use commercially reasonable efforts to effectuate, to the extent not effectuated on or before Closing, the assignment by Sellers of the Assumed Agreements, the assumption by Purchaser of the Assumed Liabilities, and the release of Sellers and their Affiliates from Liability under the Assumed Agreements for the period after Closing; and (ii) the Parties shall use their commercially reasonable efforts to obtain Required Consents not obtained on or before Closing.

4.1.2 Fulfillment of Conditions.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the purchase, sale, assignment, conveyance, transfer and delivery of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement. Such actions shall include each Party’s using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to its obligations hereunder.

(b) Each Party shall give notice to the other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in this

Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing Date and (ii) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 4.2 Preservation of Purchased Assets.

(a) Except as otherwise provided in this Section 4.2, after the Effective Date and prior to Closing, Sellers shall (i) preserve and maintain the Purchased Assets in accordance with Good Operating Practices and (ii) purchase and maintain insurance insuring against physical loss or damage to the Purchased Assets consistent with Sellers’ prior practice.

(b) Except as set forth on Schedule 4.2, after the Effective Date and prior to Closing, the Sellers shall not, without the written consent of Purchaser: (i) dispose of or assign (other than in the ordinary course of the Business consistent with Sellers’ past practice), or incur or permit to exist any Lien (other than a Permitted Lien) on, any of the Purchased Assets; (ii) enter into, amend, modify, terminate, grant any waiver of any term under or give any consent with respect to any Easement, any Permitted Lien, any Assumed Agreement, or any new contract or any Permit related to the Facility; (iii) permit to lapse any rights to any Facility Intellectual Property; (iv) amend the Rockingham certificate of formation or operating agreement in any way that would have an adverse effect on the transactions contemplated by this Agreement; (v) issue any new limited liability company interests in Rockingham or grant any options or other rights to acquire such interests, including any securities convertible into such interests; (vi) take any action that adversely alters the FERC or NCUC regulatory status of Rockingham, the Site or the Facility; (vii) except in the ordinary course of the Business and consistent with Sellers’ past practice, enter into or amend any employment, severance, change in control, retention, consulting, termination or other compensation-related agreement or arrangement with or with respect to the Employees; or (viii) enter into any agreement to do or engage in any of the foregoing within the scope permitted by this Section 4.2(b); provided, however, that with respect to clause (ii) above, (A) Purchaser’s consent shall be deemed to have been given to Sellers in the event Purchaser shall not have responded within ten (10) Business Days of Seller’s written request for such consent (which consent shall be provided by Sellers to the addresses shown on Schedule 4.2(b)), and (B) the consent of Purchaser shall not be required in connection with any amendment, modification, termination, or waiver of, consent to, or obtaining of, any Permit related to the Facility (1) in emergency situations in which Sellers must take action to prevent injury to Persons or physical loss or damage to the Purchased Assets or (2) as required to comply with applicable Law. Any new contracts entered into by Sellers within the scope permitted by this Section 4.2(b) shall be deemed to be Assumed Agreements for purposes of this Agreement.

(c) The Sellers shall ensure that the inventory of Consumables on the Closing Date is not materially less than the inventory of Consumables maintained by Sellers consistent with Sellers’ past practices.

(d) The Sellers shall not use or remove any fuel oil at or from the Facility, except (i) to the extent requested by a counterparty to a Capacity Contract in compliance with the terms of such Capacity Contract; or (ii) in the ordinary course of the Business consistent with Sellers’ past practice, and Sellers shall replace or replenish such fuel oil in the ordinary course of the Business consistent with Sellers’ past practice.

(e) Sellers shall use commercially reasonable efforts to effectuate, on or before Closing, the conveyance of that portion of the Real Property that is described as “Tract #5” on Schedule 3.1.10(a) pursuant to the proposed Donation Agreement described in Schedule 3.1.10(f). Sellers shall notify Purchaser if such conveyance is completed on or before Closing, in which case, such conveyed property shall be deemed to be an Excluded Asset and the description of the Real Property set forth on Schedule 3.1.10(a) shall be deemed amended to delete said Tract #5.

(f) Sellers shall use commercially reasonable efforts to obtain the written consent of Siemens Westinghouse to permit Sellers to disclose and make available to Purchaser all Siemens Westinghouse technical advisories received by Sellers or their Affiliates with respect to the Facility. If such consent is obtained, Sellers agree to disclose such technical advisories to Purchaser and shall advise Purchaser of any action taken by Sellers in response thereto.

Section 4.3 Purchaser’s Inspection Right. After the Effective Date and prior to Closing, Purchaser and its Related Persons shall have access subject to the terms and conditions of Section 4.1.1(d) hereof and upon reasonable prior written notice, to the Site and the Facility and, if requested, to the Facility Books and Records, all for purposes of inspection and review. During any inspection or review, Purchaser shall comply, and shall cause its Related Persons to comply, with all of the applicable safety and security procedures applicable to the Site and to conduct any inspection or review in a manner causing minimum interference with the Sellers’ activities.

Section 4.4 Equipment Warranties. In connection with the conveyance of the Purchased Assets at Closing, Sellers shall transfer to Purchaser, without recourse, any non-expired Equipment Warranties relating to the Purchased Assets not expressly contained in the Assumed Agreements, together with any non-expired warranties under any agreement related to the purchase of any Materials and Equipment. In the event any Equipment Warranties are granted pursuant to agreements relating to the Purchased Assets as well as assets of either Seller not included in the Purchased Assets, to the extent the same are freely transferable and not expired, Seller shall transfer such warranties to the extent they apply to the relevant Purchased Assets.

Section 4.5 Risk of Loss. Prior to the Closing, all risk of loss, damage or other casualty to the Purchased Assets shall be borne by Sellers, and Sellers shall promptly notify Purchaser of any such loss, damage or casualty or any other change in condition of the Purchased Assets. Prior to the Closing, Sellers shall repair to the previous condition of the Purchased Assets any damage, loss or casualty to the Purchased Assets or breakage of any component of the Purchased Assets that occurs; provided, however, that if the amount of such damage, loss or breakage would reasonably be expected to exceed $10,000,000, and the Parties are unable to reach an agreement on a remedy for such damage, loss or breakage within thirty (30) days of the occurrence of such loss, damage or breakage, either Party shall be entitled to terminate this Agreement upon notice to the other Party; and provided further, however, that during the period prior to such agreement on a remedy, Sellers shall not be obligated to remedy such loss but shall take commercially reasonable steps to prevent any additional loss.

Section 4.6 Employee Matters.

(a) Purchaser agrees to provide written offers of employment to all Employees at least 30 days prior to the Employee Transition Date (defined below) and to hire the Employees who wish to accept such offers of employment (the “Hired Employees”). The offers shall provide employees at least 5 days to accept or reject such offers in writing. The effective date of such employment shall be effective at 12:00 a.m. on the day immediately following the day of Closing (the “Employee Transition Date”). Notwithstanding the foregoing, Purchaser shall not be required to employ any Employee who does not satisfy Purchaser’s general policies for employment relating to drug testing, physical examination (for craft positions) and criminal record.

(b) Purchaser shall provide to Sellers copies of any written offers of employment made to the Employees. Within seven (7) days preceding the Employee Transition Date, Purchaser shall notify Seller in writing of the Employees who have accepted offers of employment with Purchaser.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that certain Hired Employees may not actively report to work on the first Employee Transition Date immediately following the day of Closing. Within 30 days following the day of Closing, Purchaser will provide Sellers with a list (the “Absentee List”) of such Hired Employees who did not actively report to work for the Purchaser on the Employee Transition Date. With respect to any Hired Employees who are not scheduled to report to work on the first Business Day following the day of Closing because of (i) an absence under the applicable personal paid time or similar policy, or (ii) a work schedule that did not identify such day as a work day for such Hired Employee, the first day such Hired Employee is scheduled to return to work shall be used for preparation of the Absentee List instead of the Employee Transition Date. The Absentee List shall be prepared by Purchaser in accordance with their then current practice for recording time or otherwise accounting for employee attendance. Purchaser shall provide such reasonable documentation to Sellers as Sellers may reasonably request to validate the correctness of the Absentee List.

(d) Purchaser agrees to employ the Hired Employees on terms that are in the aggregate, during the initial 12 months of employment from the Employee Transition Date (a) generally as favorable as such Employees’ current employment terms with respect to salary, benefits, bonuses, base hours and vacation and (b) no less favorable than those afforded to similarly situated employees of Purchaser and its Affiliates (with credit for any prior payments toward benefit deductibles based upon satisfactory documentation provided by the employee). Purchaser will pay employees at a rate of pay that is comparable to other similarly situated employees at their place of employment. To the extent that this results in a pay reduction based upon the base salary in effect as of the Closing Date, the employee will be offered a signing bonus that is equal to lost base wages for a twelve month time frame based upon a forty hour work week.

The Parties agree that, with respect to all Hired Employees identified on the final Absentee List, as approved by Sellers, (i) Purchaser will notify Sellers as soon as reasonably practicable following the day on which each such Hired Employee actively reports to work for Purchaser (the “First Reported Day”) and (ii) Purchaser will be solely responsible for and pay each such Hired Employee, from and after the Closing Date through the First Reported Day, such leave of absence payments as such Hired Employee was receiving immediately prior to the Closing Date and provide such Hired Employee with benefits as provided under Section 4.6(f), including but not limited to, medical benefits; provided, however, that if the First Reported Day for any Hired Employee does not occur within sixty (60) days following the Closing Date, Purchaser agrees to notify Sellers of this fact and each of Purchaser and Sellers agree to cooperate as reasonably appropriate if it becomes necessary for such Hired Employee to apply for long-term disability under the applicable Dynegy Benefit Plan (defined below) as a result of a pre-Closing claim giving rise to liability for long-term disability benefits under Dynegy Benefit Plans as provided in Section 4.6(h); and provided, further, that if such Hired Employee applies for and is determined to be eligible for long-term disability benefits under the applicable Dynegy Benefit Plans, then as of the date of determination of such long-term disability (the “LTD Determination Date”), Purchaser and Sellers agree to take such action as is necessary for Sellers to provide long-term disability, medical, dental and other applicable benefits to such Hired Employee from and after the LTD Determination Date, for as long as Sellers provide such benefits under the applicable Sellers’ Benefit Plans to similarly situated employees.]

(e) Effective immediately preceding the Employee Transition Date and except as otherwise provided herein, the Hired Employees’ employment with Sellers or Sellers’ Affiliate shall terminate and the Hired Employees shall no longer participate in Sellers’ or their Affiliates’ employee benefit plans, programs, practices and arrangements, whether written or oral (the “Dynegy Benefit Plans”), except as provided in such Dynegy Benefit Plans for similarly situated employee plan participants.

(f) Effective immediately upon the Employee Transition Date and except as otherwise provided herein, the Hired Employees’ employment with the Purchaser shall commence and the Hired Employees shall be eligible to participate in the Purchaser’s employee benefit plans, programs, practices and arrangements under the terms of each such plan, program, practice and arrangement consistent with the requirements of Section 4.6(d) and Section 4.6(i).

(g) Notwithstanding anything herein to the contrary, Purchasers shall provide severance benefits no less favorable to the Hired Employees than those maintained by the Sellers and their Affiliates until at least the first (1st) anniversary of the Employee Transition Date. However, this provision shall not apply to any Hired Employee who voluntarily resigns or who is terminated by the Buyer for poor performance or misconduct. With respect to Employees who do not become Hired Employees, Purchaser shall reimburse Seller for the costs of any severance benefits provided to such Employees under the terms of the Dynegy Inc. Severance Pay Plan.

(h) Purchaser shall not assume any of the Dynegy Benefit Plans and shall have no obligations and shall have no liabilities with respect to the Dynegy Benefit Plans. Claims for workers’ compensation or long-term disability benefits arising out of occurrences prior to the Employee Transition Date shall be the responsibility of Sellers. Claims for workers’ compensation or Long-Term Disability benefits for Hired Employees arising out of occurrences on or subsequent to the Employee Transition Date shall be the responsibility of Purchaser. Nothing herein shall be deemed or construed to (i) give rise to any rights, claims, benefits, or causes of action to any Employee, (ii) constitute an amendment of any Purchaser’s employee benefit plans, or (iii) prevent, restrict, or limit Purchaser or Sellers or Sellers’ Affiliates following the Employee Transition Date from modifying or terminating its pension or other benefit plans, programs or policies from time to time as it may deem appropriate.

(i) Hired Employees shall be credited with the same number of years of service as they are credited by Dynegy, or an Affiliate of Dynegy, for severance, eligibility, vesting purposes, access to retiree medical (to the extent Purchaser has such a plan) and benefit accrual except (i) for benefit accrual under a defined benefit pension plan or (ii) to the extent such credit would result in a duplication of benefits. Hired Employees shall (if permitted by the Purchaser’s plan) be permitted to roll-over any 401(k) account balances and associated loans (if permitted by the Purchaser’s plan) they may have as of the Employee Transition Date into plans sponsored by Purchaser. Purchaser and Sellers shall cooperate in good faith to permit the transition of Hired Employees from flexible spending accounts maintained by Sellers and their affiliates to similar accounts maintained by Purchasers and their affiliates in a manner that is fair to the Hired Employees.

(j) Sellers shall be responsible for compliance with and liability under Section 4980B of the Code and Sections 601 through 608 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) with respect to any COBRA-qualifying events that occur on or prior to the Closing to the extent mandated by COBRA with respect to the Employees, Sellers’ or Sellers’ Affiliates former employees, and the spouses and dependents of both of the foregoing. Purchaser shall be responsible for compliance with and liability under COBRA with respect to any COBRA-qualifying events that occur after the Closing with respect to Hired Employees, and with respect to the spouses and dependents of such Employees.

(k) Notwithstanding anything in this Agreement to the contrary, Purchaser shall be solely responsible for and shall pay all bonuses and incentive payments applicable to the Hired Employees who remain employed by the Purchaser or its Affiliates through the earlier of March 1, 2007, or the date on which Purchaser otherwise pays its annual bonuses and incentive payments to similarly situated employees (the “2006 Bonus Payment Date”). Such bonuses and incentive payments shall be paid to applicable Hired Employees on the 2006 Bonus Payment Date in accordance with the bonus and incentive plans or programs of Purchaser, but in no event in an amount less than the target amount that would have been earned by such Hired Employees under Sellers’ bonus and incentive plans and programs (which are listed on Schedule 3.1.16 – “Employees”) for 2006 regardless of whether all applicable targets under such Sellers’ bonus and incentive plans and programs had been satisfied.

Section 4.7 Emission Allowances. Notwithstanding anything to the contrary herein, Purchaser and Sellers shall use commercially reasonable efforts, including executing any required forms and providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that Purchaser will obtain any legally available rights to those Emission Allowances described in Schedule 2.1.1 attached hereto that are to be transferred to it pursuant to Section 2.1.1; provided, however, in no event shall Sellers have any obligation to expend any funds to assure the transfer of such Emission Allowances. Furthermore, Purchaser covenants that Purchaser shall not sell or transfer any Emission Allowances transferred to Purchaser pursuant to this Agreement until such time as Purchaser has satisfied applicable Governmental Authorities that sufficient Emissions Allowances exist in the Facility account to satisfy all Emissions Allowance obligations of the Facility for the year in which the Closing occurs at the time when due.

Section 4.8 Notification.

4.8.1 Company and Sellers. Prior to the Closing, each Seller shall promptly notify Purchaser in writing if it becomes aware of any fact or condition that (i) causes or constitutes a breach of any representation or warranty set forth in Section 3.1 or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Sellers’ Disclosure Schedule, Sellers shall promptly deliver to Purchaser a supplement to Sellers’ Disclosure Schedule specifying such change. During the same period, each Seller shall promptly notify Purchaser of the occurrence of any breach of any covenant of Sellers or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions set forth in ARTICLE V impossible or unlikely.

4.8.2 Purchaser. Prior to the Closing, Purchaser shall promptly notify Sellers in writing if Purchaser becomes aware of any fact or condition that (i) causes or constitutes a breach of any representation or warranty set forth in Section 3.2 or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Purchaser’s Disclosure Schedule, Purchaser shall promptly deliver to Sellers a supplement to the Purchaser’s Disclosure Schedule specifying such change. During the same period, Purchaser shall promptly notify Sellers of the occurrence of any breach of any covenant of Purchaser or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in ARTICLE V impossible or unlikely.

4.8.3 Effect of Supplemental Disclosure. Any notice delivered by a Party pursuant to this Section 4.8 or in a certificate delivered pursuant to Section 2.4.1(a)(viii) or Section 2.4.1(b)(xv) shall be disregarded for purposes of determining an inaccuracy or breach of a representation or warranty made by such Party in this Agreement or in Sellers’ Disclosure Schedule or Purchaser’s Disclosure Schedule, as the case may be; provided, however, that if such supplemental disclosure causes a condition to the obligation of the other Party under ARTICLE V not to be satisfied, and the Party making such supplemental disclosure (at the time of making such disclosure) expressly identifies such condition that will not be satisfied in the notice delivered pursuant to this Section 4.8 or in a certificate delivered pursuant to Section 2.4.1(a)(viii) or Section 2.4.1(b)(xv), then in the event the Party receiving such supplemental disclosure nevertheless proceeds to close notwithstanding the failure of such condition to be satisfied, then such supplemental disclosure shall be given effect as if disclosed on the date of this Agreement. Notwithstanding the foregoing, any supplemental disclosure of information of which (i) either Seller had actual knowledge on the Effective Date, (ii) which either Seller knew was a breach of a representation or warranty in Section 3.1 as of the Effective Date and (iii) that such Seller intentionally failed to disclose on the Effective Date shall be disregarded for all purposes under this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Purchaser’s Conditions Precedent. The obligations of Purchaser hereunder to execute or deliver the items it is required to deliver pursuant to Section 2.4.1(a) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

5.1.1 Representations and Warranties. Subject to Section 4.8.3, (i) each of the representations and warranties made by Sellers in this Agreement and qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing as though made at and as of the Closing, and (ii) each of the representations and warranties made by Sellers in this Agreement and not qualified as to materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing as though made at and as of the Closing.

5.1.2 Performance. Each of the Sellers shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.

5.1.3 Law. There shall not be in effect at the Closing any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

5.1.4 NCUC Approvals. The NCUC Approvals shall each have been duly obtained, made or given and shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or restriction on Purchaser or the Facility or the Business that would reasonably be expected to interfere in any material respect with Purchaser’s right or ability to own and operate the Facility or conduct the Business or otherwise impose on Purchaser any material condition, restriction, burden or cost (materiality to be determined in the context of the transactions contemplated by this Agreement taken as a whole).

5.1.5 FERC 203 Approval. The FERC 203 Approval shall have been duly issued and be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and such FERC 203 Approval shall not have imposed or required any condition or restriction on Purchaser or the Facility or the Business that would reasonably be expected to interfere in any material respect with Purchaser’s right or ability to own and operate the Facility or conduct the Business or otherwise impose on Purchaser any material condition, restriction, burden or cost (materiality to be determined in the context of the transactions contemplated by this Agreement taken as a whole).

5.1.6 Required Consents. Purchaser shall have obtained evidence reasonably satisfactory to Purchaser that (i) the Required Governmental Consents set forth on Schedule 5.1.6(a) have been obtained or assurances reasonably satisfactory to Purchaser that such Required Governmental Consents will be obtained promptly after Closing, and the Facility Permits related to such Required Governmental Consents shall not be subject to any conditions or stipulations that did not exist as of the Effective Date that would reasonably be expected to result in or give rise to a Material Adverse Effect, and (ii) the Required Counterparty Consents set forth on Schedule 5.1.6(b) have been obtained.

5.1.7 Title V Air Emissions Permit. No Governmental Authority shall have provided notice that the Title V Air Emissions Permit may be modified so as to make such permit (or the transfer, reissuance or renewal thereof made) subject to any condition or restriction on Purchaser or the Facility or the Business not in effect as of the Effective Date, or as reasonably contemplated by the draft Title V air emissions permit received on or about May 18, 2006 from Laura S. Butler of the North Carolina Department of Environment and Natural Resources, that would reasonably be expected to interfere in any material respect with Purchaser’s right or ability to own and operate the Facility or conduct the Business or otherwise impose on Purchaser any adverse condition, restriction or burden that imposes a material cost on Purchaser’s ownership or operation of the Facility or conduct of the Business, materiality to be determined in the context of the transactions contemplated by this Agreement taken as a whole.

5.1.8 Emissions Allowances. Sellers shall have delivered evidence reasonably satisfactory to Purchaser of the transfer to Purchaser as agent for the Facility account of the Emissions Allowances described in Section 2.1.1 hereof that are not otherwise Excluded Assets.

5.1.9 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Purchased Assets contemplated hereby shall have expired or been terminated.

5.1.10 Deliveries. Sellers shall have executed and delivered to Purchaser the items set forth in Section 2.4.1(b).

5.1.11 Environmental Review. Purchaser shall have received, at its expense, the assessments contemplated by Section 4.1.1(c) and the same shall not reflect or indicate any Environmental Condition at the Real Property that was both (i) not previously disclosed in the materials identified in Section 3.1.15 of Sellers’ Disclosure Schedule without regard to the inclusion in Sellers’ Disclosure Schedule of any matters in accordance with the last sentence of

Section 4.1.1(c) and (ii) would reasonably be expected to result in or give rise to a Material Adverse Effect.

5.1.12 Material Adverse Change. There shall not have been or occurred, since the Effective Date, any event, occurrence or circumstance that would reasonably be expected to result in or give rise to a Material Adverse Effect.

5.1.13 [Intentionally omitted.]

5.1.14 Title Insurance and Survey. Unless waived or deemed waived by Purchaser pursuant to Section 4.1.1(b), Sellers shall have remedied all Objectionable Title Matters and all Objectionable Survey Matters to Purchaser’s satisfaction. In addition, Purchaser shall have received the Title Insurance Commitment marked effective as a title insurance policy (the “Title Policy”) such that Purchaser is assured, without any further conditions or requirements other than Purchaser’s payment of the premium therefor, of receiving a fully effective title insurance policy in an amount up to the Purchase Price and in the form required pursuant to Section 4.1.1(b).

Section 5.2 Sellers’ Conditions Precedent. The obligations of Sellers hereunder to execute or deliver the items they are required to deliver pursuant to Section 2.4.1(b) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

5.2.1 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement and qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as though made at and as of the Closing. Each of the representations and warranties made by Purchaser in this Agreement and not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing as though made at and as of the Closing.

5.2.2 Performance. Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

5.2.3 Law. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

5.2.4 NCUC Approvals. The NCUC Approvals shall each have been duly obtained, made or given and shall be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.

5.2.5 FERC Approvals. The FERC Approvals shall have been duly issued and be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.

5.2.6 Governmental Authorities. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

5.2.7 Capacity Contracts. An Acceptable Disposition of all Capacity Contracts shall have been completed.

5.2.8 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

5.2.9 Deliveries. Purchaser shall have executed and delivered to Sellers the items set forth in Section 2.4.1(a).

5.2.10 Required Consents. Sellers shall have received evidence reasonably satisfactory to Seller that all Required Consents set forth on Schedule 5.1.6 have been or will be obtained.

ARTICLE VI

TERMINATION

Section 6.1 Termination Prior to Closing. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by Sellers or Purchaser upon notice to the other Party, in the event that any Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(b) at any time before the Closing as provided in Sections 4.1.1(b), (c) and (d), and Section 4.5;

(c) at any time before the Closing, by Sellers or Purchaser upon notice to the other Party, in the event (i) of a breach hereof by the non-terminating Party that would reasonably be expected to give rise to a Material Adverse Effect, if the non-terminating Party fails to cure such breach within thirty (30) days following notification thereof by the terminating Party; or (ii) any condition to such Party’s obligations under this Agreement (other than the payment of money to the other Party) becomes impossible or impracticable to satisfy with the use of commercially reasonable efforts, or best efforts where applicable, so long as such impossibility or impracticability is not caused by a breach hereof by such Party; provided further, however, that if it is reasonably possible that the circumstances giving rise to the impossibility or impracticability may be removed prior to the expiration of the time period provided in this Section 6.1(c), then such notification may not be given until such time as the removal of such circumstances is no longer reasonably possible or practicable within such time period; or

(d) at any time following March 31, 2007, by Sellers or Purchaser upon notice to the other Party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party.

Section 6.2 Effect of Termination or Breach Prior to Closing. If this Agreement is validly terminated pursuant to Section 6.1, there shall be no liability or obligation on the part of Sellers or Purchaser (or any of their respective Related Persons), except that the provisions of ARTICLE X, ARTICLE XI and Sections 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14 and 12.15, Section 4.1.1(e) and this Section 6.2 shall continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is validly terminated by Purchaser or Sellers pursuant to Section 6.1(c) as a result of the willful breach by the other Party, the terminating Party may exercise such remedies as may be available at law or in equity.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Sellers. Subject to the limitations set forth in Section 6.2, Section 7.4, ARTICLE IX and Section 11.1, after Closing Sellers jointly and severally agree to indemnify, defend and hold Purchaser and its Related Persons (each, a “Purchaser Indemnified Party”) harmless from and against (and to reimburse each Purchaser Indemnified Party as the same are incurred for) any and all Losses incurred by any Purchaser Indemnified Party resulting from any of the following:

(a) any inaccuracy or breach of a representation or warranty made by Sellers in this Agreement, any Transaction Agreement and any other agreement delivered pursuant to this Agreement, or in any certificate delivered pursuant to this Agreement;

(b) the breach by Sellers of, or default in the performance by Sellers of, any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any of the other Transaction Agreements; and

(c) the Excluded Liabilities, other than the Pre-Closing Environmental Liabilities and/or Identified Environmental Liabilities.

Notwithstanding anything in this Agreement to the contrary, for purposes of determining Losses for which Sellers shall be obligated to indemnify any Purchaser Indemnified Party pursuant to this Section 7.1, with respect to each representation and warranty made by Sellers in ARTICLE III of this Agreement that is subject to a materiality qualification (including any qualification referring to a Material Adverse Effect), whether an “inaccuracy” or “breach” of such representation or warranty shall be deemed to have occurred, and the amount of Losses arising therefrom (including, without limitation, for purposes of aggregating Losses to determine when the minimum amount as described in Section 7.4.2 has been exceeded) shall be determined without taking such materiality qualification into account.

Section 7.2 Indemnification by Purchaser. Subject to the limitations set forth in Section 6.2, Section 7.4, ARTICLE IX and Section 11.1, after Closing Purchaser hereby agrees to indemnify, defend and hold Sellers and their Related Persons (each, a “Seller Indemnified Party”), harmless from and against (and to reimburse each Seller Indemnified Party as the same are incurred for) any and all Losses incurred by any Seller Indemnified Party resulting from any of the following:

(a) any inaccuracy or breach of a representation or warranty made by Purchaser in this Agreement, Purchaser’s Disclosure Schedule or in any certificate delivered pursuant to this Agreement;

(b) the breach by Purchaser of, or default in the performance by Purchaser of, any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any of the other Transaction Agreements;

(c) the Assumed Liabilities;

(d) all Liabilities arising out of the ownership, possession, use, maintenance or operation of the Purchased Assets or Purchaser’s or any of its Affiliates’ conduct of the Business from and after Closing (for clarification, the Liabilities described in this Section 7.2(d) do not include Pre-Closing Environmental Liabilities); and

(e) the Identified Environmental Liabilities.

Section 7.3 Method of Asserting Claims.

7.3.1 Notification of Claims. Subject to the provisions of Section 8.6, which shall apply to any Tax Claims, if any Purchaser Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) asserts that a Party has become obligated to the Indemnified Party pursuant to Section 7.1 or Section 7.2 above (as so obligated, an “Indemnifying Party”), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceeding, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of such failure or delay.

7.3.2 Defense of Claims. In fulfilling its obligations under this Section 7.3, after the Indemnifying Party has provided each Indemnified Party with a written notice of its agreement to indemnify each Indemnified Party under this Section 7.3, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding, brought by a third party in such manner as the Indemnifying Party may reasonably deem appropriate; provided, however, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any Indemnified Party, other than financial obligations for which such Person will be indemnified hereunder, unless such Person has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion) and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation, claim or proceeding. Notwithstanding the Indemnifying Party’s election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (a) on the advice of counsel to the Indemnified Party, use of counsel of the Indemnifying Party’s choice could reasonably be expected to give rise to a material conflict of interest, (b) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (c) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

Section 7.4 Limitations of Liability.

7.4.1 Indemnification Cap Amount. (i) The Sellers shall have no liability under Section 7.1(a) or under Section 7.1(b) or ARTICLE VIII to the extent the total aggregate amount of Losses under such Section 7.1(a) and Section 7.1(b) and ARTICLE VIII exceeds $35,000,000 (the “Indemnification Cap Amount”), in the aggregate; provided, however, that the foregoing limitation shall not apply to any breach of any representation or warranty set forth in Section 3.1.9 or in the special warranty of title set forth in the Deed, and there shall be substituted therefor a limitation in an amount equal to the Purchase Price; and (ii) the Purchaser shall have no liability under Section 7.2(a) or under Section 7.2(b) or ARTICLE VIII to the extent the total aggregate amount of Losses under such Section 7.2(a) and Section 7.2(b) and ARTICLE VIII exceeds the Indemnification Cap Amount.

7.4.2 Minimum Claim. Neither Seller shall be required to indemnify the Purchaser with respect to (i) any Loss of less than $25,000 for any single event or occurrence or (ii) any other Loss that would otherwise be indemnifiable under Section 7.1(a) unless and until the total amount of such other Losses under such Section 7.1(a) exceeds $2,000,000, after which the Sellers shall have the obligation to indemnify for the full amount of any such Losses that exceed such limitation (subject to the limitations set forth in Section 7.4.1).

7.4.3 Insurance Coverage. All Losses recoverable by an Indemnified Party shall be net of any proceeds such Indemnified Party recovers, or is entitled to recover, under any applicable insurance coverage.

7.4.4 Tax Savings. The amount of any Losses shall be reduced by any Tax savings realized by the Indemnified Party arising from the occurrence or payment of any such Losses in the taxable year in which such Losses are incurred, in any preceding taxable year as a result of the use of net operating loss carrybacks, or in future taxable years. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to recognize all other income, gain, loss, deduction, or credit before recognizing any item arising from the incurrence or payment of any indemnified Losses. If the Indemnified Party is expected to realize a Tax savings in a future year, the Losses shall be reduced by the present value of the Tax savings expected to be received, determined by discounting the expected savings by the Prime Rate in effect on the date of the Indemnified Party’s incurrence of the Losses.

7.4.5 Indemnification Payment as Purchase Price Adjustment. Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.

Section 7.5 Indemnification in Case of Strict Liability or Indemnitee Negligence. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE INDEMNIFICATION PROVISIONS IN ARTICLE VIII AND IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE, JOINT, OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

Section 7.6 Exclusive Remedy. A Party’s right to indemnification provided in this ARTICLE VII, as applicable, is the sole and exclusive remedy of that Party from and after the Closing with respect to any Losses arising out of or relating to the negotiation, execution, delivery, performance or non-performance of this Agreement, the transactions contemplated hereby or any Liability otherwise arising or resulting from the ownership or operation of the Business, Site, Real Property and/or the Purchased Assets; it being the Parties’ intent that to the fullest extent permitted by Law, the Parties waive any claim or cause of action they may have against the other Party under any applicable statutory authority, including without limitation Environmental Laws; provided, however, that nothing in this Section 7.6 shall restrict or prohibit any Party from bringing any action (i) for injunctive relief or specific performance to the extent legally available, (ii) in the event of fraud by a Party or (iii) to enforce the rights and obligations set forth in the other Transaction Agreements. Each Party waives any provision of applicable Law to the extent it would initiate, limit or restrict the agreement of the Parties as set forth in this Section 7.6.

ARTICLE VIII

TAX MATTERS

Section 8.1 Representations and Warranties. Sellers represent and warrant to Purchaser, except as set forth on Schedule 8.1, as follows:

(a) Each of Rockingham and Former Tax Parent (i) has filed or will file when due all Tax Returns that are required to be filed on or before the Closing Date with respect to the Business and the Purchased Assets and has paid or will pay in full all Taxes required to be paid with respect to the Business and the Purchased Assets; and (ii) such Tax Returns were prepared or will be prepared in the manner required by all material applicable Laws. Neither Rockingham nor Former Tax Parent has received any written notice that any Taxes relating to any period prior to the Closing Date are owing that have not been paid on or before the Closing Date.

(b) To Sellers’ Knowledge, true and complete copies of all Tax Returns and all schedules thereto filed by, or on behalf of, Rockingham and copies of all material written communications to or from any Taxing Authority for all prior taxable years have been made available to Purchaser for inspection.

(c) Neither Rockingham nor Former Tax Parent has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Sellers with respect to the Purchased Assets.

(d) None of the Purchased Assets are subject to any Liens for Taxes, other than Permitted Liens.

(e) There are no audits, claims, assessments, levies, administrative or judicial proceedings pending and Seller has received no written notice of any threatened, proposed or contemplated audits, claims, assessments, levies or administrative or judicial proceedings against Rockingham or with respect to the Purchased Assets by any tax authority.

(f) Each of Rockingham and Former Tax Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(g) Other than the Water Supply Agreement, neither Seller is party to any agreement with a Governmental Authority with respect to any economic or financial incentive affecting the Facility.

Section 8.2 Transfer Taxes. Sellers shall bear all sales, use, transfer, real property transfer, recording and other similar taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the sale of the Purchased Assets by Sellers or any other transactions pursuant to this Agreement. Rockingham shall file all necessary documentation and Tax Returns with respect to the Transfer Taxes and cause such Taxes, if any, to be timely paid to the relevant Taxing Authorities. The Parties shall cooperate to comply with all Tax Return requirements for any and all Transfer Taxes and shall provide such documentation and take such other reasonable actions as may be necessary to minimize the amount of any Transfer Taxes; notwithstanding the foregoing, Purchaser shall not be obligated to take any action that would cause Purchaser to incur or bear the cost of any Transfer Taxes. For all purposes under this Section 8.2, the Parties agree that the fair market value of Real Property shall be $3,500,000.00.

Section 8.3 Real and Personal Property Taxes. Real and personal property ad valorem taxes with respect to the Purchased Assets (“Property Taxes”) will be prorated on a calendar year basis through the Closing Date. Any special assessments or roll-back taxes on or against the Real Property shall be paid by Sellers on or prior to the Closing Date. If the actual amount of Property Taxes is not known on the Closing Date, such taxes shall be prorated on the basis of the amount of such taxes payable for the prior year, and shall be adjusted between the

Parties when the actual amount of such taxes payable in the year of Closing is known to Purchaser and Sellers. Within thirty (30) days after the Property Tax liability is known for the calendar year in which the Closing occurs, Purchaser and Sellers shall make such payments or credits between themselves as are necessary so that each Party bears only its pro rata portion of the actual Property Tax liability for the calendar year in which the Closing occurs.

All prorations shall be made as adjustments to the Purchase Price, provided that to the extent any charge or receipt to be prorated at Closing is not known as of the Closing Date, the Parties shall make the applicable proration and adjusting payments as soon as possible after Closing.

Section 8.4 Sellers’ Tax Indemnification. Sellers shall defend, indemnify and hold harmless Purchaser from and against (i) any and all Taxes imposed on or incurred in respect of the income, business, assets and properties or operations of the Sellers or Former Tax Parent with respect to the Purchased Assets, attributable to any taxable period ending on or prior to the Closing Date (“Pre-Closing Taxes”), (ii) with respect to any taxable period beginning before and ending after the Closing Date (the “Overlap Period”), any and all Taxes imposed on or incurred in respect of the income, business, assets and properties or the operations of the Sellers or Former Tax Parent with respect to the Purchased Assets, attributable to the period ending on the Closing Date (“Overlap Period Taxes”), (iii) any and all Transfer Taxes, and (iv) any Liabilities arising from a breach by Sellers of their covenants in this ARTICLE VIII. For purposes of the Overlap Period, Taxes shall be attributable to the period ending on the Closing Date, and: (A) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period; and (B) in the case of all other Taxes, to the extent of any Taxes that would be payable if the taxable year ended on the Closing Date.

Section 8.5 Purchaser Tax Indemnification. Purchaser shall indemnify and hold harmless Sellers from and against (a) any Taxes with respect to the Purchased Assets attributable to the time period after the Closing Date, and (b) any Liability arising from a breach by Purchaser of its covenants set forth in this ARTICLE VIII. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be liable for and shall not indemnify Sellers against any liability for any Transfer Taxes, if any, arising out of or in connection with the sale of the Purchased Assets by Sellers pursuant to this Agreement.

Section 8.6 Contests. In the event Purchaser, Sellers or Former Tax Parent receives written notice of any audit, examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter (“Tax Claim”) related to any Pre-Closing Taxes, Transfer Taxes or Overlap Period Taxes, Purchaser, Sellers or Former Tax Parent, as the case may be, shall notify the other Parties in writing as soon as reasonably practical (but in no event more than ten (10) Business Days) after receipt of such notice. If either Seller or Former Tax Parent notifies Purchaser in writing within thirty (30) Business Days following receipt of such written notice that they intend to exercise their rights pursuant to this Section 8.6, they shall be entitled to control the defense, prosecution, settlement or compromise of such Tax Claim, at their own expense. Purchaser shall take such action in contesting such Tax Claim as Sellers shall reasonably request from time to time, including the selection of counsel and experts and execution of powers of attorney. Purchaser shall not make any payments of such Tax Claim for at least thirty (30) days (or such shorter period as may be required by applicable Law) after giving the notice required by this Section 8.6, shall give the Sellers and Former Tax Parent any information requested relating to such Tax Claim, shall give any Tax Authority any information requested by Sellers or Former Tax Parent relating to such Tax Claim, and otherwise shall cooperate with and make internal resources available to the Sellers and Former Tax Parent in good faith in order to effectively contest any such Tax Claim. Purchaser shall not settle or otherwise compromise any such Tax Claim with any Taxing Authority or prosecute such contest to a determination in court or other tribunal or initial or appellate jurisdiction unless instructed to do so by the Sellers or Former Tax Parent. Any of the Sellers or Former Tax Parent may settle or otherwise compromise any such Tax Claim without Purchaser’s prior written consent, except that if as a result of such settlement or compromise the Taxes payable by Purchaser would be materially increased, none of Sellers or Former Tax Parent may settle or compromise such matter without Purchaser’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that in the event Purchaser does not promptly consent to such settlement or compromise, Sellers may pay to Purchaser such settled or compromised amount and Purchaser shall agree to assume all obligations for such Tax Claim Liability. In connection with any proceeding taken with respect to such matters, (i) Sellers shall keep Purchaser informed of all material developments and events relating to such matters if involving a material liability for Taxes, and (ii) Purchaser shall have the right, at its sole expense, to participate in any such proceedings. Purchaser shall cooperate with Sellers and Former Tax Parent by giving them and their representatives, on prior reasonable notice, reasonable access and cooperation during normal business hours to all information, books and records pertaining to Transfer Taxes, Pre-Closing Taxes and Overlap Period Taxes.

Section 8.7 Information. After the Closing, Sellers and Purchaser will make available to each other as requested, all information, records, or documents relating to liability or potential liability for Pre-Closing Taxes, Overlap Period Taxes and Transfer Taxes and will preserve such information, records or documents until thirty (30) days after the expiration of the applicable statute of limitations (including extensions) with respect to such Taxes.

Section 8.8 Tax Returns. Except as otherwise provided in Section 8.3, Sellers shall be responsible for preparing and filing all Tax Returns and paying all Taxes due with respect to the Purchased Assets relating to Tax periods ending on or prior to the Closing Date. Subject to and without limitation of Purchaser’s rights under Section 8.4, Purchaser shall be responsible for preparing and filing all Tax Returns and paying all Taxes due with respect to the Purchased Assets relating to Tax periods ending after the Closing Date. Each Party shall cooperate with the other Party with respect to preparing and filing such Tax Returns and shall provide all information reasonably requested by the other Party necessary to prepare and file such Tax Returns.

Section 8.9 Survival of Obligations. The obligations of the Parties set forth in this ARTICLE VIII shall be unconditional and absolute and shall remain in effect until thirty (30) days after expiration of the applicable statutes of limitation (giving effect to any extensions or waivers thereof) relating to the Tax or Tax Return in question.

Section 8.10 Adjustments to Purchase Price. The Parties hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 8.11 Application of Indemnity Limitations. Any obligations of the Parties under this ARTICLE VIII shall in all events be subject to the limitations of Section 7.4 hereof.

ARTICLE IX

SURVIVAL; NO OTHER REPRESENTATIONS

Section 9.1 Survival of Representations and Warranties. The representations and warranties of Sellers and Purchaser contained in this Agreement shall survive the Closing and shall expire on the date that is eighteen (18) months after the Closing Date. Notwithstanding the preceding sentence, (i) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.9, 3.2.1, 3.2.2 and 3.2.3, and the representations and warranties set forth in the Deed shall survive indefinitely after the Closing, (ii) the representations and warranties contained in ARTICLE VIII shall be governed solely by the terms therein and (iii) the obligations set forth in Section 8.4 and Section 8.5 shall survive as provided in Section 8.9. The expiration, termination or extinguishment of any representation or warranty pursuant to this Section 9.1 shall not affect the Parties’ obligations under ARTICLE VII or ARTICLE VIII if the Indemnified Party provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

Section 9.2 No Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE VIII OR IN ANY CERTIFICATE, INSTRUMENT OR DOCUMENT DELIVERED BY SELLERS AT CLOSING, (i) NEITHER PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITY, OR ANY PART THEREOF, AND (ii) THE PURCHASED ASSETS ARE CONVEYED “AS IS, WHERE IS”.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Dispute Resolution. Any dispute or claim arising under this Agreement that is not resolved in the ordinary course of business shall be referred to a panel consisting of a senior executive (President or a Vice President) of Purchaser and Dynegy, with authority to decide or resolve the matter in dispute, for review and resolution. Such senior executives shall meet and in good faith attempt to resolve the dispute within thirty (30) days. If the Parties are unable to resolve a dispute pursuant to this Section 10.1, either Party may enforce its rights at law or in equity subject to the provisions of this Agreement, including Section 10.2 below.

Section 10.2 Submission to Jurisdiction; Waiver of Jury Trial. Each Party hereto irrevocably submits to the exclusive jurisdiction of the federal court in the State of North Carolina for the purposes of any action arising out of or based upon this Agreement or relating to the subject matter hereof. If, for any reason, the Parties fail to qualify for the jurisdiction of the federal court in the State of North Carolina, then each Party hereto irrevocably submits to the exclusive jurisdiction of the state courts of the State of North Carolina for the purposes of any action arising out of or based on this Agreement or relating to the subject matter hereof. Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any action, suit or proceeding in North Carolina with respect to any matters to which it has submitted to jurisdiction in this Section 10.2. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding in the federal court in North Carolina, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

ARTICLE XI

LIMITED REMEDIES AND DAMAGES

Section 11.1 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION HEREOF, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER THIS AGREEMENT OR THE TRANSACTION AGREEMENTS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE. THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY.

Section 11.2 Specific Performance. EACH PARTY AGREES THAT DAMAGE REMEDIES SET FORTH IN THIS AGREEMENT MAY BE DIFFICULT OR IMPOSSIBLE TO CALCULATE OR OTHERWISE INADEQUATE TO PROTECT ITS INTERESTS AND THAT IRREPARABLE DAMAGE MAY OCCUR IN THE EVENT THAT PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED BY THE PARTIES IN ACCORDANCE WITH THE SPECIFIC TERMS OF THIS AGREEMENT. ANY PARTY MAY SEEK TO REQUIRE THE PERFORMANCE OF ANY OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT THROUGH AN ORDER OF SPECIFIC PERFORMANCE RENDERED BY THE FEDERAL COURT IN THE STATE OF NORTH CAROLINA OR THE STATE COURTS IN THE STATE OF NORTH CAROLINA AS PROVIDED IN SECTION 10.2.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices.

12.1.1 Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to a Party at its address specified below:

If to Purchaser, to:

Duke Power Company LLC

526 South Church Street, Mail Code EC2XA

Charlotte, NC 28202

Facsimile No.: (980) 373-5393

Attn: Ellen T. Ruff, President

with a copy to:

Duke Power Company LLC

526 South Church Street, Mail Code EC03T

Charlotte, NC 28202

Facsimile No.: (980) 382-5090

Attn: Paul R. Newton, GVP & General Counsel –

U.S. Franchised Electric & Gas

If to Sellers, to:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

Facsimile No.: (713) 767-3181

Attn: Lynn A. Lednicky, Executive Vice President

with a copy to:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

Facsimile No.: (713) 507-6834

Attn: Alisa B. Johnson, Senior Vice President

12.1.2 Effective Time of Notices. Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 12.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. local time on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. local time on any Business Day or during any non-Business Day.

Section 12.2 Payments. Except for payments due at Closing, if either Party is required to make any payment under this Agreement on a day other than a Business Day, the date of payment shall be extended to the next Business Day. In the event a Party does not make any payment required or approved by the Parties under this Agreement on or before the due date, interest on the unpaid amount shall be due and paid at a rate that is the lesser of (a) the prime rate under “Money Rates” as reported in the Wall Street Journal on the first Business Day of the month (the “Prime Rate”) plus two percent (2%) or (b) the maximum rate of interest permitted to be charged by applicable Law (such lesser rate, the “Default Rate”) from the date such payment is due until the date such payment is made in full. Any payment of such interest at the Default Rate pursuant to this Agreement shall not excuse or cure any default hereunder. All payments shall first be applied to the payment of accrued but unpaid interest.

Section 12.3 Entire Agreement. This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, including, in each case, all schedules and exhibits thereto, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

Section 12.4 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that Sellers, jointly and severally, shall promptly reimburse Purchaser for one-half of the HSR Act filing fee.

Section 12.5 Public Announcements. Sellers and Purchaser will not issue or make any press releases or similar public announcements concerning this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either Party is unable to obtain the approval of its press release or similar public statement from the other Party and such press release or similar public statement is, in the opinion of legal counsel to such Party, required by Law in order to discharge such Party’s disclosure obligations, then such Party may make or issue the legally required press release or similar public statement and promptly furnish the other Party with a copy thereof. Sellers and Purchaser will also obtain the other Party’s prior approval, which approval shall not be unreasonably withheld, of any press release to be issued immediately following the execution of this Agreement or the Closing announcing either the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 12.6 Confidentiality. Each Party hereto will hold, and will use commercially reasonable efforts to cause its Related Persons to hold, in strict confidence from any Person (other than any such Related Persons), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or necessary or desirable to disclose in order to obtain the NCUC Approvals and the FERC Approvals or (ii) disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Related Persons furnished to it by the other Party or such other Party’s Related Persons in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will use commercially reasonable efforts to cause its Related Persons to, promptly (and in no event later than five (5) Business Days after such request) destroy or cause to be destroyed all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Related Persons. The obligations contained in this Section 12.6 shall not survive Closing or, if this Agreement is terminated pursuant to ARTICLE VI, such obligations shall survive for one year following the termination of this Agreement.

Section 12.7 Waivers.

12.7.1 Grant of Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.7.2 Exercise of Remedies. No failure or delay of any Party, in any one or more instances, (i) in exercising any power, right or remedy (other than failure or unreasonable delay in giving notice of default) under this Agreement or (ii) in insisting upon the strict performance by the other Party of such other Party’s covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy. The covenants, obligations, and agreements of a defaulting Party and the rights and remedies of the other Party upon a default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

Section 12.8 Amendment. This Agreement and any of the Transaction Agreements may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

Section 12.9 No Construction Against Drafting Party. The language used in this Agreement is the product of both Parties’ efforts, and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.

Section 12.10 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 12.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 12.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) Purchaser and Sellers shall negotiate an equitable adjustment in the provisions of the Agreement with a view toward effecting the purposes of the Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

Section 12.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 12.14 Court Costs; Interest. With respect to any court proceeding between the Parties, the non-prevailing Party shall pay the prevailing Party (i) all court costs, and (ii) pre- and post-judgment interest on the amount awarded from the date of the applicable breach until paid.

Section 12.15 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

Section 12.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each Party expressly acknowledges the effectiveness of facsimile signatures as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

DYNEGY INC.

By:	/s/ Lynn A. Lednicky
Name:	Lynn A. Lednicky
Title:	Exec. Vice President

ROCKINGHAM POWER, L.L.C.

By:	/s/ Stephen A. Furbacher
Name:	Stephen A. Furbacher
Title:	President

DUKE POWER COMPANY LLC d/b/a Duke Energy Carolinas, LLC

By:	/s/ Ellen T. Ruff
Name:	Ellen T. Ruff
Title:	President, Duke Power Co. LLC